As filed with the Securities and Exchange Commission on June 11, 2002
Registration No. 333-          .

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

PELION SYSTEMS, INC.
(Name of Small Business Issuer in Its Charter)

Colorado	7372	84-1357906
(State of Other Jurisdiction of Incorporation or Organization)	Primary Standard Industrial Classification Code Number	(I.R.S. Employer Identification Number

1455 Dixon Avenue, Suite 300
Lafayette, CO 80026
(720) 890-2800
(Address and Telephone Number of Principal Executive Offices)

1455 Dixon Avenue, Suite 300
Lafayette, CO 80026
(Address of Principal Place of Business)

Thomas Plunkett
Pelion Systems, Inc.
1455 Dixon Avenue, Suite 300
Lafayette, CO 80026
(720) 890-2800
(Name, Address and Telephone Number of Agent for Service)

Copies to:

Rick Hauser, Esq.	David H. Drennen, Esq.
Gray, Plant, Mooty, Mooty & Bennett, P.A.	Neuman & Drennen, LLC
3400 City Center	4643 South Ulster Street
33 South Sixth Street	Suite 800
Minneapolis, MN 55402	Denver, CO 80237
(612) 335-7593	(303) 221-4700

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Units (each Unit consists of one share of Common Stock and one Common Stock Purchase Warrant)	350,000	$6.50	$2,257,500	$207.69

Common Stock (included in Units)	350,000	—	—	—

Common Stock Purchase Warrants (included in Units)	350,000	—	—	—

Common Stock underlying Warrants(2)	350,000	$12.90	$4,515,000	$415.38

Unit Options to be sold to Underwriter(3)	35,000	$.003	$100	0.01

Common Stock(3)	35,000	$6.45	$225,750	20.77

Common Stock Purchase Warrants (included in Underwriter’s Unit Options(3)	35,000	$0.05	$1,750	0.17

Common Stock underlying Warrants(4)	35,000	$12.90	$451,500	41.54

Total			$7,451,600	$685.56

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(2)	Issuable upon the exercise of the Common Stock Purchase Warrants.
(3)	Issuable upon the exercise of the Underwriter’s Unit Options.
(4)	Issuable upon the exercise of the Underwriter’s Unit Warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PELION SYSTEMS, INC.

CROSS REFERENCE SHEET

	Item of Form SB-2	Prospectus Caption or Location
1.	Front of Registration Statement and Outside Front Cover of Prospectus	Cover of Registration Statement; Cross Reference Sheet; Outside Front Cover of Prospectus
2.	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front Cover of Prospectus; Outside Back Cover of Prospectus
3.	Summary Information and Risk Factors	Prospectus Summary; Risk Factors
4.	Use of Proceeds	Use of Proceeds
5.	Determination of Offering Price	Front Cover Page; Underwriting
6.	Dilution	Dilution; Risk Factors
7.	Selling Securityholders	Not Applicable
8.	Plan of Distribution	Prospectus Summary; Underwriting
9.	Legal Proceedings	Business
10.	Directors, Executive Officers, Promoters and Control Persons	Management
11.	Security Ownership of Certain Beneficial Owners and Management	Management
12.	Description of Securities	Prospectus Summary; Description of Securities; Dividends
13.	Interest of Named Experts and Counsel	Not Applicable
14.	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Indemnification and Limitation of Liability
15.	Organization within Last Five Years	Business
16.	Description of Business	Prospectus Summary; Business
17.	Management’s Discussion and Analysis of Financial Condition and Results of Operation	Management’s Discussion and Analysis of Financial Condition and Results of Operations
18.	Description of Property	Business
19.	Certain Relationships and Related Transactions	Certain Transactions
20.	Market for Common Equity and Related Stockholder Matters	Risk Factors; Underwriting; Description of Securities
21.	Executive Compensation	Management
22.	Financial Statements	Prospectus Summary; Selected Financial Information; Financial Statements
23.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	Not Applicable

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PELION SYSTEMS, INC.

Maximum of 350,000 units
Minimum of 85,000 units

(Each unit consists of one share of common stock and
one redeemable common stock purchase warrant)

We are offering a minimum of 85,000 units and a maximum of 350,000 units, each unit consisting of one share of our common stock and one redeemable common stock purchase warrant. We must sell a minimum of 85,000 units or we will not sell any units. We will not sell more than 350,000 units in this offering. We are offering the units on a best efforts basis, and the underwriter, Bathgate Capital Partners LLC, is assisting in the offering on a best efforts basis. Best efforts basis means that Bathgate Capital Partners LLC will sell as many units as possible, but it is not committed to selling a minimum number of units. Bathgate Capital Partners LLC intends to make a market in our stock. We will place funds we receive for purchases of the units in an escrow account until we sell 85,000 units or terminate the offering. If we terminate the offering, all funds will be refunded promptly to the subscribers in full, without interest or deduction. We have applied to list our common stock and the warrants on the OTC Bulletin Board under the symbols “            ” and “            ,” respectively.

Each warrant entitles its owner to purchase one share of stock for $             [200% of the initial public offering price of the units]. You may exercise your warrants at any time during the period commencing on the closing date of this offering and ending on the fifth anniversary of the closing date unless we have redeemed them. We may redeem some or all of the outstanding warrants, at a redemption price of $.25 per warrant, at any time that the closing high bid price of our common stock has been at least 150% higher than the warrant exercise price for 20 consecutive trading days.

Prior to this offering, no public market has existed for shares of our common stock and warrants. We estimate that the initial public offering price will be between $5.45 and $6.45 per share of common stock and $0.05 per warrant. The units will not be quoted on any public market. The offering price has been determined through negotiations between Pelion and the underwriter and does not bear any relationship to our assets, book value or other generally accepted criteria of value. See “Risk Factors” and “Underwriting.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR PASSED ON
THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

	Price to Public	Underwriting Discount(1)	Proceeds to Company(2)

Per Share

Per Warrant

Total Minimum

Total Maximum

This investment involves a high degree of risk. You should purchase units only if you can afford a complete loss of your investment. See “ Risk Factors” beginning on page 4 of this prospectus for a discussion of some of these risks.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any states where the offer or sale is not permitted.

The date of this prospectus is                     , 2002.

(1)
Pelion has also agreed to: (i) pay to Bathgate Capital Partners LLC, the underwriter, a non-accountable expense allowance equal to 3% of the gross proceeds of the offering; (ii) indemnify the underwriter against certain liabilities, including under the Securities Act of 1933, as amended; (iii) sell to the underwriter stock purchase warrants exercisable for four years, commencing one year from the date of this prospectus, to purchase between 8,500 and 35,000 shares of our common stock at a per share price equal to the offering price, and warrant purchase options entitling the underwriter to purchase between 8,500 and 35,000 warrants (identical to the warrants attached to the units), at $0.05 per warrant; and (iv) pay the underwriter a warrant solicitation fee equal to 5% of the exercise price of the warrants for any warrants purchased in this offering and subsequently exercised. See “Underwriting” for other arrangements with the underwriter which may be considered additional underwriting compensation.

(2)	Before deducting expenses of the offering payable by Pelion, estimated at $105,000, excluding the underwriter’s non-accountable expense allowance (of which $7,500 has been paid to date).

PROSPECTUS SUMMARY

Because this is a summary, this section does not contain all the information that may be important to you. You should read the entire prospectus before deciding to invest. Investment in our securities involves a high degree of risk. You should carefully review the information under the heading “Risk Factors.”

About Pelion Systems, Inc.

We provide manufacturing and supply chain management software solutions which help companies reduce manufacturing cycle times, reduce inventories, improve customer response time, reduce production floor space requirements and improve manufacturing efficiencies. Our software solutions do this by optimizing factory floor design, improving the flow of material from the supplier to the factory floor and basing manufacturing schedules on customer orders rather than forecasted demand. In addition to improving efficiency on the factory floor, our solutions connect our clients’ suppliers to our clients’ factories by providing automated replenishment signals to optimize material flow to factories and reducing work-in-process inventories.

Volatile market demand, accelerated product life cycles and competitive pressures from global suppliers all contribute to inaccurate demand forecasting which creates stockpiles of unneeded inventory throughout the supply chain. We are an early innovator in solutions that eliminate bottlenecks in the manufacturing process and coordinate production scheduling among manufacturers, suppliers and customers. We design our software to provide significant and measurable value. We offer solutions to companies in many industries including medical, electronics and high technology, automotive, consumer durables, heavy equipment, contract manufacturing and aerospace. Our customer base includes large, multinational enterprises such as Nissan, Kidde plc and Brooks Automation, as well as mid-sized manufacturers.

We were incorporated as a Colorado corporation in 1996. Our executive offices are located at 1455 Dixon Avenue, Suite 300, Lafayette, Colorado 80026. Our telephone number is (720) 890-2800.

The Offering

Securities offered	350,000 units consisting of one share of common stock and one redeemable common stock purchase warrant. The common stock and warrants will trade separately immediately after the offering.

Description of warrants
The warrants will be exercisable at any time, until they expire on the fifth anniversary of the date of the prospectus. Each warrant entitles the holder to purchase one share of common stock at a price equal to 200% of the initial offering price of the common stock. We may redeem some or all of the outstanding warrants on 45 days prior written notice at a redemption price of $0.25 per warrant, provided that the closing high bid price of our common stock has exceeded the exercise price of the warrants by 150% for at least 20 consecutive trading days within 10 days preceding the mailing of the notice of redemption and we have in effect a current registration statement with the applicable regulatory agencies registering for sale the shares of our common stock issuable upon exercise of the warrants.

Common stock outstanding as of May 31, 2002:

Before the offering,(1)(2) assuming no conversion of securities	206,325 shares.
Before the offering, assuming conversion of securities(2)(3)	992,132 shares.
After the offering, assuming conversion of securities and sale of the minimum units(2)(3)(4)	1,077,132 shares.
After the offering, assuming conversion of securities and sale of the maximum units(2)(3)(4)	1,342,132 shares.

Unit warrants outstanding as of May 31, 2002:

Before the offering	—
After the offering, assuming the sale of the minimum units(5)	85,000 warrants.
After the offering, assuming the sale of the maximum units(5)	350,000 warrants.
Use of proceeds	We intend to use the net proceeds from this offering for sales and marketing, product development and working capital purposes. See “Use of Proceeds.”
Proposed OTC symbols

(1)
Does not include: (i) 339,187 shares issuable upon automatic conversion at the time of this offering of principal and accrued interest due under convertible promissory notes outstanding as of May 31, 2002 or (ii) 446,620 shares issuable upon automatic conversion at the time of this offering of preferred stock.

(2)	Does not include 202,326 shares issuable upon exercise of stock options and warrants outstanding as of May 31, 2002.
(3)
Does not include: (i) between 85,000 and 350,000 shares issuable upon exercise of unit warrants and (ii) between 17,000 and 70,000 shares issuable upon exercise of stock purchase warrants and warrant purchase options to be sold to the underwriter.

(4)
Includes: (i) 339,187 shares issuable upon automatic conversion at the time of this offering of principal and accrued interest due under convertible promissory notes and (ii) 446,620 shares issuable upon automatic conversion at the time of this offering of preferred stock.

(5)	Does not include between 8,500 and 35,000 warrants issuable upon exercise of warrant purchase options to be sold to the underwriter.

Summary Financial Information

The following table sets forth selected financial data concerning us and should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the accompanying financial statements and the notes included elsewhere in this prospectus.

	Three Months Ended March 31,		Year Ended December 31,
	2002	2001	2001	2000
Statements of Operations Data:
Revenues	— (1)	$93,995	$329,354 (1)	$87,632
Gross profit	—	66,751	175,073	50,779
Net income (loss)	$(696,783)	(689,869)	(2,317,407)	(2,089,638)
Net income (loss) per common share	$(3.58)	$(3.96)	$(12.64)	$(12.32)
Weighted average number of shares outstanding	194,480	174,216	183,324	169,632

		March 31, 2002
	Actual	As Adjusted for Issuance of Notes(2)	As Adjusted for Sale of Minimum Units Offered(2)(3)	As Adjusted for Sale of Maximum Units Offered(2)(4)
Balance Sheet Data:
Working capital	$(1,155,588)	$546,286	$327,209	$1,710,509
Total assets	491,354	1,100,656	1,442,533	2,825,833
Total liabilities	1,345,401	1,345,401	813,783	813,783
Stockholders’ equity	$(854,047)	$(244,745)	$628,750	$2,012,050

(1)	Does not include deferred revenue of $276,275 as of March 31, 2002 and $134,575 as of December 31, 2001. See Note 1 of Notes to Financial Statements regarding our revenue recognition policies.
(2)
Adjusted to reflect the sale of $609,302 principal amount of our convertible promissory notes issued after March 31, 2002. As of March 31, 2002, we had issued $730,619 principal amount of these notes, less an unamortized discount of $237,425. The notes automatically convert into shares of our common stock at $2.975 per share ($857,421 principal amount) or $11.90 per share ($482,500 principal amount) upon the completion of the sale of the minimum units offered by this prospectus. See Note 3 of Notes to Financial Statements.

(3)
As adjusted to reflect the sale of $3,177 of common stock, the minimum number of units (85,000) at an offering price of $6.00 per unit and conversion of promissory notes in aggregate principal amount of $1,339,921 (excluding amortized discount of $237,425).

(4)
As adjusted to reflect the sale of $3,177 of common stock, the maximum number of units (350,000) at an offering price of $6.00 per unit and conversion of promissory notes in aggregate principal amount of $1,339,921 (excluding amortized discount of $237,425).

The information in this prospectus gives a retroactive effect to a 17-for-1 reverse stock split of our common and preferred stock effected in June 2002.

RISK FACTORS

An investment in the units, common stock and warrants involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors before making an investment decision concerning our securities. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our operations. If any of the following risks were to materialize, our business, financial condition or results of operations could be materially adversely affected. Were that to occur, if our securities are traded in the future, the trading price of our securities could decline, and you could lose all or part of your investment. You should not purchase the units if you cannot afford the loss of your entire investment.

Our independent public accountants have indicated that we may not have sufficient cash to fund future losses from operations.    In the report issued by our public accountants accompanying our financial statements for the year ended December 31, 2001, they indicated substantial doubt about our ability to continue as a going concern. Their report notes that we have incurred significant and recurring losses from operations and our operations have used substantial amounts of cash. These losses are expected to continue and we will require additional capital to fund these operating losses. The availability of additional capital is uncertain. Our financial statements have been prepared assuming that we will continue as a going concern and may be of limited usefulness to an investor because they do not include any adjustments relating to the recoverability and classification of asset caring amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern.

If we are unable to obtain additional financing, we could have to reduce or cease operations.    We believe the net proceeds of this offering will be sufficient to fund our operations through December 31, 2002 (if we sell the minimum number of units) or September 30, 2003 (if we sell the maximum number of units). However, the actual amount of funds that we will need will be determined by many factors, and we may need funds sooner than currently anticipated. We cannot be sure that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available when required or on acceptable terms, we may be forced to scale back or cease our operations, and even if we are able to continue our operations, our business may suffer.

We need to obtain additional financing which could result in further dilution to investors in this offering.    Even if all of the units are sold, we expect to need additional equity financing to fund our operations. This financing, if available, may be available on terms less favorable than the terms of the units. In this event, the additional financing would further dilute the investments of investors who purchase units in this offering. In addition, if we raise additional funds through the issuance of equity or equity-linked securities, the percentage ownership of our shareholders would be reduced.

Our operating results are subject to significant fluctuations and these fluctuations may cause volatility or a decline in the trading price of our securities.     Our revenues, expenses and operating results will likely fluctuate significantly in the future due to a variety of factors that are outside of our control, including customer demand, competition and general economic conditions. In addition, a substantial portion of our operating expenses, particularly personnel and facilities costs, are relatively fixed in advance of any particular quarter. Our revenue recognition policies result in a delay between the time we receive revenues from a sale of our software, support and services and the time we recognize the revenue in our financial statements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 1 of Notes to Financial Statements, for a discussion of our revenue recognition policy. Any delay in the recognition of revenue may cause significant variations in operating results in any particular quarter. As a result of these factors, our operating results for a future quarter may be above or below the expectations of public market analysts and investors. Should our revenue and operating results fall below these expectations, the price of our common stock would be materially adversely affected.

We face intensive competition for customers and this competition is likely to increase in the future, which could impair our ability to generate significant revenues.    We currently face intense competition for customers from other software providers and consultants, and we expect this competition to increase in the future. If we are unable to compete effectively with current or future competitors, our business will be adversely affected. Most of our current and potential competitors have significantly greater financial, marketing, technical and other competitive resources than us, as well as greater name recognition and a larger installed base of clients. Any of these factors could materially impair our ability to compete and adversely affect our revenue growth and operating performance.

Our failure to successfully introduce new or enhanced products and services may hinder growth of our business and our ability to increase our customer base.    The growth of our business will depend in part on our ability to introduce new or enhanced software and related services that appeal to our customers. The failure of any new or enhanced products and services to achieve market acceptance and generate additional revenues could result in a material adverse effect on our results of operations.

Defects in our software or problems in the implementation of our software could lead to claims for damages by our clients, loss of revenue or delays in the market acceptance of our solutions.    Our software solutions are complex and are designed to be integrated with a wide variety of third-party software. We may license software that contain undetected errors or failures. We may also be unable to meet client expectations in implementing our solutions. These problems may result in claims for damages suffered by our clients, a loss of, or delays in, the market acceptance of our solutions, client dissatisfaction and lost revenues during the period required to correct these errors.

We derive substantially all of our revenue from sales of one product and related services and any adverse change in the sales of this product will adversely affect our business and financial condition.    We currently derive substantially all of our revenue from sales of one software product suite and related services. We expect to continue to focus on software sales as our primary line of business, and any factor adversely affecting the market for supply chain management software systems in general or our products in particular, could adversely affect our results of operations. Our future financial performance will depend in large part on the successful development, introduction and customer acceptance of new and enhanced versions of our software products and on continued growth in the market for supply chain management software systems. If this market fails to grow or grows more slowly than we anticipate, our business will be materially adversely affected.

We generate most of our revenue from a limited number of customers, so the loss of any one of these customers could significantly reduce our revenue and results of operations.    We have a small number of customers and we expect this to continue in the near term. In the twelve months ended December 31, 2001, three customers accounted for 57.6% of our recognized and deferred revenue. The loss of any one customer could significantly reduce our revenue expectations. A loss of one or more large customers could cause significant fluctuations in our results of operations as our expenses are fixed in the short term and it takes us a long time to replace customers.

Our lengthy sales and implementation process could adversely affect our financial condition.    We are generally required to provide a significant level of education to our prospective customers about the use and benefits of our products. In addition, the implementation of our products involves a significant commitment of resources by our customers. The length of time between the date of initial contact with a potential customer and execution of a software license agreement typically ranges from three to six months, and is subject to delays over which we have little or no control. Our implementation cycle could also be lengthened by increases in size and complexity of the proposed solution. Our long sales cycle increases our working capital requirements and could adversely affect our financial condition.

The loss of any of our key senior management personnel could adversely affect our ability to implement our business plan and disrupt our business and operations.    We depend to a significant extent on the continued services of our executive officers and key employees listed in the “Management” section of this prospectus. None of these executive officers or key employees are bound by an employment agreement for any specified term. Our business, financial condition and results of operations could be adversely affected if we are unable to retain our key management personnel or replace any key management personnel that we lose.

We may not be able to hire or retain skilled employees, which could prevent us from effectively growing and operating our business.    Our business depends in part on our ability to attract, retain and motivate highly skilled employees. Competition for these personnel is intense. Many other companies have substantially greater financial resources than we do to attract and retain qualified personnel from the limited pool of attractive candidates. We may be unable to retain our key managerial and technical employees and we may not be successful in attracting, assimilating and retaining other highly qualified managerial and technical personnel in the future. In addition, some people that we may attempt to hire could be subject to non-competition agreements which could impede our recruitment efforts. As a result, we cannot be sure that we will be able to hire and retain qualified personnel in the future.

We have limited protection of intellectual property and property rights.    We consider certain aspects of our intellectual property, software and documentation to be proprietary, and rely on a combination of contract, patent, copyright, trademark and trade secret laws and other measures to protect this information. However, we believe these measures afford only limited protection. We believe that the rapid pace of technological change in the software industry has made trade secret, patent and copyright protection less significant than factors such as:

•	Knowledge, ability and experience of our employees;

•	Frequent software product enhancements; and

•	Timeliness and quality of support service.

Our competitors may independently develop technologies that are substantially equivalent or superior to our technology. The laws of some countries in which our software products may be licensed do not protect our software products and intellectual property rights to the same extent as the laws of the United States. Defending our intellectual property rights could be costly.

Our operating results may suffer if third parties claim that we have infringed their intellectual property rights.    Other parties may assert claims against us that we have misappropriated a trade secret or infringed a patent, copyright, trademark or other proprietary right belonging to them. Any infringement or related claims, even if not meritorious, may be costly and time consuming to litigate, may distract management from other tasks of operating the business and may result in the loss of significant rights and the loss of our ability to operate our business.

Undesignated shares in our articles of incorporation could prevent or delay a change in control of us or otherwise negatively affect shareholders.    Our articles of incorporation currently authorize the board of directors, without shareholder approval, to issue up to 26,400,000 shares of capital stock, of which up to 10,900,000 shares are designated as preferred stock and up to 15,500,000 shares are designated as common stock. The board of directors may issue stock in one or more classes or series and with those provisions as it determines. The holders of our common stock do not have any preemptive rights. The issuance of stock with rights and preferences determined by the board of directors could make it more difficult for a third party to acquire us, dilute the stock ownership or adversely effect the rights of holders of our common stock, including voting rights.

We have arbitrarily determined the offering price for the units.    Prior to this offering there has been no public market for any of our securities. The offering price for the units has been arbitrarily determined by negotiations between us and the underwriter. In determining the offering price, we have considered such factors as our growth since organization, the industry in which we operate, recent corporate developments, our future prospects, our current financial condition, the general condition of the securities market at the time of this offering and the demand for securities of comparable companies. There can be no assurance that the offering price accurately reflects the value of the units, common stock or warrants or that investors will be able to sell these securities for at least the offering price or at any price at any time.

Management will have discretion over the use of a significant portion of the offering proceeds.    Although we have provided our intentions of how the net proceeds from this offering will be spent in the “Use of Proceeds” section of this prospectus, the specific uses for the proceeds will be decided by management. Our intentions may change, and management has reserved the right to reallocate the proceeds if an appropriate business opportunity arises. Even if the proceeds are spent in accordance with our current intentions, over one-half of the proceeds are earmarked for working capital purposes, which provides management with significant discretion over how the proceeds will be ultimately spent.

The units are being sold on a “best efforts” basis, so there is no guaranty we will sell the minimum units or any units in this offering.    We are selling the units on a “best efforts, 85,000 unit minimum” basis. The underwriter has not made any commitments to purchase any of the units. There can be no assurance that any units will be sold. If the minimum of 85,000 units is not sold within 60 days of the date of this prospectus, subject to extensions for up to an additional 60 days at the election of the underwriter, and investment funds are ultimately returned, subscribers will have lost the use of their funds for the period of time the funds are held in escrow, including the ability to earn interest on their funds.

The underwriter has not completed a public offering of securities and may not be successful in selling the units.    Bathgate Capital Partners LLC has not completed a public offering of securities. There can be no assurance that the underwriter will be able to sell any of the units as part of this offering.

There has been no prior market for our common stock and our common stock may experience extreme price and volume fluctuations.    Prior to this offering, there has been no public market for our securities. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market or how liquid that market might become. The market price of our common stock may decline below the initial public offering price. In the past, some companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management’s attention and resources.

If the warrants purchased in this offering are redeemed by us, the holders will lose their right to exercise the warrants and potentially realize additional gain on their investment.    The warrants purchased by investors in this offering as part of the units are subject to redemption by us at a price of $.25 per warrant on 45 days prior written notice. The warrants are only subject to redemption if the closing bid price of our common stock has been at least 150% of the exercise price of the warrants for at least 20 consecutive trading days. If the warrants are redeemed, warrant holders will lose their right to exercise their warrants. In addition, a redemption could force the holders to: (i) exercise the warrants at a time when it may be disadvantageous to do so; (ii) sell the warrants at the current market price when they might otherwise wish to hold the warrants; or (iii) accept the redemption price, which is likely to be less than the market value of the warrants at the time of the redemption.

Investors may be unable to exercise warrants if we fail to keep an effective registration statement in place.    We will attempt to maintain a current effective registration statement with the Securities and Exchange Commission for the shares of common stock issuable upon exercise of the warrants. If we are unable to maintain a current registration statement because the costs render it uneconomical, because the value of the shares of common stock underlying the warrants is less than the exercise price or any number of other reasons, the holders of the warrants will be unable to exercise them and the warrants may become valueless. Although the underwriter has agreed not to knowingly sell the warrants in any jurisdiction in which they are not registered or otherwise qualified, a purchaser may relocate to a jurisdiction in which the shares underlying the warrants are not registered or qualified. In addition, a purchaser of the warrants in the open market may reside in a jurisdiction in which the shares underlying the warrants are not registered or qualified. If we are unable or choose not to register or qualify or maintain the registration or qualification of the shares underlying the warrants for sale in all states in which the warrantholders reside, we would not permit these warrants to be exercised and the holders would have no choice but to either sell the warrants or let them expire.

Concentration of ownership of our stock among our executive officers and directors may prevent new investors from influencing significant corporate decisions.    Upon completion of this offering, but assuming no exercise of the warrants which are included with the units, our executive officers and directors will, in the aggregate, beneficially own approximately 22.1% (maximum sold) to 27.3% (minimum sold) of our outstanding common stock. As a result, management will be able to exert influence over all matters requiring approval by our shareholders, including the election of the board of directors and approval of significant corporate transactions. This concentration of ownership could also have the effect of delaying or preventing a change in control.

The application of the “penny stock” rules could adversely affect the market for our stock.    Federal securities laws require additional, significant disclosure for “penny stocks.” A penny stock is generally defined to be any equity security not listed on Nasdaq or a national securities exchange that has a market price of less than $5.00 per share. If the market price of our common stock and warrants falls below $5.00, our common stock and warrants will be deemed penny stocks and brokers recommending our securities to prospective buyers will be required to:

•
deliver a lengthy disclosure statement about the penny stock market to any potential buyers, and obtain a written acknowledgement from each buyer that the disclosure statement has been received by the buyer prior to any sale of our securities;

•
provide detailed written disclosure to buyers of current price quotations for our securities, and of any sales commissions or other compensation payable to any broker, or any other related person, involved in the sale; and

•
send monthly statements to buyers disclosing updated price information for any penny stocks held in their accounts, and these monthly statements must include specified information on the limited market for penny stocks.

So long as we are subject to the penny stock rules, a broker must make a special written determination that our securities would be a suitable investment for the buyer (other than an established customer or “accredited investor”), and the broker must receive the buyer’s written agreement to purchase our securities, as well as the buyer’s written acknowledgement that the suitability determination accurately reflects the buyer’s financial situation, investment experience and investment objectives. Accordingly, the “penny stock rules” would make it more difficult for brokers to sell our securities.

You will suffer immediate dilution of approximately 90% of your investment.    Some of our earlier investors paid substantially less for their shares of our common stock than the initial public offering price. In addition, our operating losses have caused our book value to be substantially less than our offering price. As a result, you will suffer immediate and substantial dilution of $5.37 per share in the net tangible book value of our common stock if the minimum units are sold ($4.45 if the maximum units are sold). To the extent outstanding options and warrants to purchase shares of common stock are exercised at less than our offering price, you will experience further dilution.

We cannot predict future sales of our common stock or your ability to sell our securities.    To the extent that brokerage firms act as market makers for our securities on the over-the-counter bulletin board, they may be a dominating influence in any market that might develop, and the degree of participation by these firms may significantly affect the price and liquidity of our securities. These firms may discontinue their market making activities at any time. The prices at which our securities are traded in the market will be determined by these firms and by the purchasers and sellers of our securities, but the prices may not necessarily relate to our assets, book value, results of operations or other established and quantifiable criteria of value. Securities quoted on the over-the-counter bulletin board are often thinly traded, highly volatile and not followed by analysts. Consequently, you may have difficulty reselling the securities that you purchase.

Future sales of our common stock after this offering could adversely affect our stock price.    If our current shareholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock will likely decline. At the date of this prospectus and not including any shares sold in this offering, there were outstanding 206,325 shares of common stock, 38,533 of which are “restricted securities” under applicable securities laws. In addition, at the time of the sale of the minimum units, currently outstanding preferred stock and convertible promissory notes and related accrued interest will automatically convert into 785,807 additional shares of common stock, of which 510,862 shares will be restricted securities. The holders of 322,224 shares of our common stock (including 233,985 shares issuable upon the conversion of preferred stock and convertible promissory notes at the time of the sale of the minimum units) have agreed to refrain from selling or otherwise disposing of their shares without the prior written consent of the underwriter for six months from the date of this prospectus.

We do not plan to pay dividends in the foreseeable future and, as a result, shareholders will likely need to sell our securities to realize any return on their investment.    We have not declared or paid any cash dividends on our common stock since our inception. We intend to retain any future earnings to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, if we ever do declare a dividend, holders of our preferred stock have a dividend preference over holders of our common stock. As a result, holders will likely need to sell their securities in order to realize a return on their investment, if any.

Outstanding options and warrants will likely dilute your investment.    As of the date of this prospectus, we have outstanding options and warrants to purchase a total of 202,326 shares of common stock and we will issue options and warrants to the underwriter to purchase 70,000 shares of common stock (if we sell the maximum units). In addition, convertible promissory notes and related accrued interest issued in 2002 and outstanding on May 31, 2002 will automatically convert into 294,569 shares of our common stock at a price of $2.975 per share at the time the minimum units are sold. The price that we may receive for our common stock upon the exercise of the options and warrants may be less than the value of, or market price (if any) for, our common stock at the time the options and warrants are exercised. While these options and warrants are outstanding, the holders are given, at little or no cost, the opportunity to profit from an increase, if any, in the value of, or market price (if any) for, our common stock without assuming the risk of ownership. So long as the options and warrants remain unexercised, the terms under which we could obtain additional equity capital may be adversely affected. The holders of the options and warrants may be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of our securities on terms more favorable than those provided by the outstanding options and warrants. To the extent that any of these options or warrants are exercised, the interests of our shareholders will be diluted proportionately.

Warrants and options sold to the underwriter may be additional compensation.    We have agreed to sell to the underwriter, for nominal consideration, stock purchase warrants to purchase up to 35,000 shares of common stock (assuming the maximum number of units is sold), at an exercise price per share equal to the offering price, and 35,000 warrant purchase options (assuming the maximum number of units is sold), at an exercise price of $0.05 per warrant. We have agreed to register, at our expense, under the Securities Act of 1933, as amended, and applicable state securities acts, the shares of common stock issuable upon the exercise of the stock purchase warrants and upon the exercise of the warrants issuable upon the exercise of the warrant purchase options. Both the stock purchase warrants and the warrant purchase options and any profits realized by the underwriter on the sale of the shares underlying the stock purchase warrants and the warrant purchase options could be considered additional underwriting compensation. For the life of the stock purchase warrants and the warrant purchase options, the holders are given, at nominal cost, the opportunity to profit from the difference, if any, between the exercise price of the stock purchase warrants and the warrant purchase options and the value of, or market price (if any) for, the common stock and warrants.

DIVIDENDS

We have never paid any dividends on our common stock and we do anticipate paying dividends in the foreseeable future. Instead, we intend to apply any earnings to the development and expansion of our business. Future payments of dividends will depend upon our financial condition, results of operations and capital commitments as well as other factors deemed relevant by our board of directors.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us in our industry. When used in this prospectus, the words “expects,” “anticipates,” “estimates,” “intends” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements under the captions “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus.

These forward-looking statements are subject to risk and uncertainties that could cause actual results to differ materially from those projected. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds, assuming an offering price of $6.00 per unit and after deducting the underwriting discount and estimated offering expenses, will be $338,700 if the minimum number of units are sold, and $1,722,000 if the maximum number of units offered are sold. We intend to use the net proceeds from this offering as follows:

	Minimum	Maximum
Sales and marketing	$100,000	$300,000
Product development	50,000	150,000
Working capital purposes	188,700	1,272,000

	$338,700	$1,722,000

We expect to spend approximately $100,000 (if we sell the minimum number of units), or $300,000 (if we sell the maximum number of units), on sales and marketing, including hiring additional sales personnel, and retaining firms to provide telemarketing and public relations services.

We have allocated approximately $50,000 (if we sell the minimum number of units), or $150,000 (if we sell the maximum number of units), for product development. This involves completing the next release of our current software and research and development of future software products.

Working capital may be used for general corporate purposes to operate, manage and maintain current and proposed operations, including wages and salaries, professional fees, expenses, payment of rent and other administrative costs.

If all of the warrants are exercised, we will receive $1,020,000 (if we sell the minimum number of units), or $4,200,000 (if we sell the maximum number of units). We will use the additional proceeds for general corporate purposes, including working capital.

We anticipate that the net proceeds from the sale of the units, but not including the exercise of any of the warrants, together with revenues from operations, will be able to finance our planned operations through December 31, 2002 (if we sell the minimum number of units), or September 30, 2003 (if we sell the maximum number of units).

The amounts identified above represent our best estimates of how we will allocate the net proceeds of this offering, based on present business operations and prevailing economic and industry conditions. We reserve the right to change our projected use of proceeds to respond to changes in circumstances or in our plans, or to take advantage of new business opportunities. If an appropriate opportunity to acquire a related product line arises, we reserve the right to devote a portion of the proceeds from this offering for that purpose.

Until utilized, we intend to invest the net proceeds in short-term, investment grade, interest-bearing securities, money market accounts, insured certificates of deposit or insured bank accounts.

CAPITALIZATION

The following table sets forth: (i) our liabilities and shareholders’ equity as of March 31, 2002; (ii) our liabilities and shareholders’ equity as of March 31, 2002 as adjusted for the issuance of $609,302 principal amount of promissory notes after March 31, 2002; and (iii) our liabilities and shareholders’ equity as of March 31, 2002 as adjusted for the sale of the minimum and maximum number of units offered, the application of the net proceeds of the offering and the conversion, at the time of the sale of the minimum and maximum number of units offered, of $1,407,456 of principal and accrued interest of convertible promissory notes and preferred stock convertible into 446,620 shares of common stock, outstanding as of May 31, 2002.

	Actual	As Adjusted forIssuance of Notes (1)(2)	As Adjustedfor Sale of Minimum and Conversion of Securities(1)(2)(3)	As Adjusted for Sale of Maximum and Conversion of Securities(1)(2)(3)
Short-term liabilities	$1,324,025	$1,324,025	$792,407	$792,407
Long-term liabilities	21,376	21,376	21,376	21,376
Commitments and contingencies(4)	—	—	—
Stockholders’ equity:
Preferred stock, no par value 10,900,000 shares authorized; Series A, 474,630 shares issued and outstanding	71,195	71,195	—	—
Series B, 2,520,273 shares issued and outstanding	705,676	705,676	—	—
Series C, 1,910,000 shares issued and outstanding	830,996	830,996	—	—
Series D, 1,204,858 shares issued and outstanding	1,358,342	1,358,342	—	—
Series E, 1,484,285 shares issued and outstanding	1,006,896	1,006,896	—	—
Common stock, no par value 15,500,00 shares authorized; 203,386 issued and outstanding; 1,077,132, as adjusted for conversion and sale of minimum units;(5) 1,342,132, as adjusted for conversion and sale of maximum units(5)	618,030	618,030	6,340,468	7,723,768
Additional paid-in-capital	287,310	896,612	896,612	896,612
Accumulated deficit(6)	(5,732,492)	(5,732,492)	(6,608,330)	(6,608,330)
Total stockholders’ equity	(854,047)	(244,745)	628,750	2,012,050

(1)	Does not include 202,326 shares issuable upon exercise of currently exercisable options and warrants.
(2)
Does not include: (i) between 8,500 and 35,000 shares of common stock and between 8,500 and 35,000 warrants issuable upon exercise of stock purchase warrants and warrant purchase options to be sold to the underwriter or (ii) between 85,000 and 350,000 unit warrants.

(3)
Reflects: (i) 339,187 shares issuable upon automatic conversion of principal and accrued interest under $730,619 principal amount promissory notes issued on or before March 31, 2002 and $609,302 principal amount promissory notes issued after March 31, 2002 and (ii) 446,620 shares issuable upon automatic conversion of outstanding shares of preferred stock.

(5)	Includes 2,939 shares of common stock issued after March 31, 2002.
(6)
Reflects expensing of: (i) unamortized discount of $237,425 as of March 31, 2002 and $609,302 of discount related to convertible promissory notes issued after March 31, 2002, and (ii) $29,111 of interest accrued after March 31, 2002, related to conversion of convertible promissory notes.

DILUTION

Our net tangible book value at March 31, 2002, was $(1,091,472), or approximately $(5.37) per share. “Net tangible book value” represents our tangible assets (total assets less intangible assets) less all liabilities, excluding contingent liabilities.

After giving affect to the sale by us of 85,000 units (the minimum offered) and assuming an offering price of $5.95 per share and the receipt of the net proceeds, and assuming the conversion of $1,407,456 principal and accrued interest and accrued interest after March 31, 2002 of $29,111, under convertible promissory notes outstanding as of May 31, 2002, the conversion of outstanding preferred stock and the sale of 2,939 shares of common stock for $3,177, but assuming no exercise of the warrants attached to the units and without giving effect to any other changes since March 31, 2002, our adjusted net tangible book value at March 31, 2002, would have been $628,750, or approximately $.58 per share. This represents an immediate increase in the net tangible book value of approximately $5.95 per share to current holders of our common stock, and an immediate dilution of approximately $5.37 per share to new investors.

After giving affect to the sale by us of 350,000 units (the maximum offered) and assuming an offering price of $5.95 per share and the receipt of the net proceeds, and assuming the conversion of $1,407,456 principal and accrued interest after March 31, 2002 of $29,111, under convertible promissory notes outstanding as of May 31, 2002, the conversion of preferred stock, and the sale of 2,939 shares of common stock for $3,177, but assuming no exercise of the warrants comprising the units and without giving effect to any other changes since March 31, 2002, our adjusted net tangible book value at March 31, 2002, would have been $2,012,050, or approximately $1.50 per share. This represents an immediate increase in the net tangible book value of approximately $6.87 per share to current holders of our common stock, and an immediate dilution of approximately $4.45 per share to new investors.

Dilution per share is determined by subtracting net tangible book value per share after the offering from the offering price as illustrated by the following tables. The first table shows the effect on the net tangible book value per share of our common stock of the automatic conversion of the outstanding preferred stock and convertible promissory notes and accrued interest at the closing of the sale of the minimum units:

Net tangible book value per share at March 31, 2002	$(5.37)
Increase attributable to conversion	5.66

Net tangible book value per share	$.29

The following table shows the effect of the offering of the minimum and maximum units on the tangible book value per share of our common stock, assuming the prior conversion of our preferred stock and convertible promissory notes:

		Minimum		Maximum
Offering price per share		$5.95		$5.95
Net tangible book value per share at March 31, 2002	$.29		$.29
Increase attributable to offering	.29		1.21

Net tangible book value per share after offering		.58		1.50

Dilution to new investors		$5.37		$4.45

The following tables set forth, as of March 31, 2002, the difference between our existing shareholders and the new investors in this offering, comparing the number of shares of common stock purchased from us, the total consideration paid and the average consideration paid per share.

Minimum – Assumes the sale of 85,000 shares of common stock:

	Shares of Common Stock Purchased	Percentage of Outstanding Stock After Offering	Total Consideration Paid	Percent of Consideration	Average Price Per Share
Existing Shareholders	206,325	19.1%	$621,207	9.1%	$3.01
Converting Investors	785,807	73.0%	5,684,401	83.5%	$7.23
New Investors	85,000	7.9%	505,750	7.4%	$5.95

Total	1,077,132	100.0%	$6,811,358	100.0%

Maximum – Assumes the sale of 350,000 shares of common stock:

	Shares of Common Stock Purchased	Percentage of Outstanding Stock After Offering	Total Consideration Paid	Percent of Consideration	Average Price Per Share
Existing Shareholders	206,325	15.4%	$621,207	7.4%	$3.01
Converting Investors	785,807	58.5%	5,684,401	67.8%	$7.23
New Investors	350,000	26.1%	2,082,500	24.8%	$5.95

Total	1,342,132	100.0%	$8,388,108	100.0%

The discussion above assumes: (i) no exercise of outstanding options and warrants, including the underwriter’s warrants and options; (ii) conversion of outstanding shares of preferred stock into 446,620 shares of common stock; (iii) conversion of principal and accrued interest under promissory notes outstanding as of May 31, 2002 into 339,187 shares of common stock; and (iv) the issuance of 2,939 shares of common stock after March 31, 2002. The issuance of shares upon the exercise of options and warrants may result in additional dilution to shareholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We provide manufacturing and supply chain management software solutions which help companies reduce manufacturing cycle times, reduce inventories, improve customer response time, reduce production floor space requirements and improve manufacturing efficiencies. Our software solutions do this by optimizing factory floor design, improving the flow of material from the supplier to the factory floor and basing manufacturing schedules on customer orders rather than forecasted demand. In addition to improving efficiency on the factory floor, our solutions connect our clients’ suppliers to our clients’ factories by providing automated replenishment signals to optimize material flow to factories and reducing work-in-process inventories.

Volatile market demand, accelerated product life cycles and competitive pressures from global suppliers all contribute to inaccurate demand forecasting which creates stockpiles of unneeded inventory throughout the supply chain. We are an early innovator in solutions that eliminate bottlenecks in the manufacturing process and coordinate production scheduling among manufacturers, suppliers and customers. We design our software to provide significant and measurable value. We offer solutions to companies in many industries including medical, electronics and high technology, automotive, consumer durables, heavy equipment, contract manufacturing and aerospace. Our customer base includes large, multinational enterprises such as Nissan, Kidde plc and Brooks Automation, as well as mid-sized manufacturers.

Liquidity and Capital Resources

For the years ended December 31, 2001 and 2000 and the three months ended March 31, 2002 and 2001, we had net losses of $2,317,407, $2,089,638, $696,783 and $689,869, respectively. Revenues through December 31, 2001 were from sales of consulting and educational services. During fiscal 2001, we began shipping software to our customers and as a result, have recorded deferred revenue of $276,275 and $134,575 as of March 31, 2002 and December 31, 2001, respectively. We funded our prior operations and development of software primarily through the sale of convertible preferred stock and debt. Our future viability depends on successfully raising additional debt and equity capital and ultimately generating revenue from the sale of our software and achieving profitable operations. Subsequent to March 31, 2002, we sold additional convertible debt totaling $609,302 and are currently in the process of raising a minimum of $500,000 through an initial public offering. If we are successful in amending our articles of incorporation through shareholder approval on June 18, 2002 and completing a public offering of a minimum of $500,000 by December 31, 2002, then all outstanding preferred stock held and convertible debt, along with related accrued interest, will automatically convert into our common stock. There can be no assurances that any of these initiatives will be successful or provide adequate liquidity. If we are unsuccessful in these matters, it will affect our ability to continue operations as a going concern. The financial statements do not include adjustments that might result from the outcome of these uncertainties.

We believe that our cash and cash equivalents and working capital at March 31, 2002, plus the net proceeds of sales of additional convertible debt after March 31, 2002 and the sale of the minimum units in this offering, will be adequate to sustain our operations until December 2002. If we sell the maximum units being offered, then our cash and cash equivalents and working capital should be adequate to sustain our operations until September 2003. However, the actual amount of funds that we will need will be determined by many factors and we may need funds sooner than currently anticipated. We cannot be sure that additional financing will be available on favorable terms or at all. If adequate funds are not available on acceptable terms when required, we may be forced to scale back or cease our operations. Even if we are able to continue our operations, our business, financial condition and results of operation will likely suffer. In its report accompanying the audited financial statements, our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our cash and cash equivalents in aggregate decreased $23,871 and $282,885 for the three months ended March 31, 2002 and for the year ended December 31, 2001, respectively. As of March 31, 2002, working capital was $1,155,588, a decrease of $291,885 from working capital as of December 31, 2001. As of December 31, 2001, working capital was $863,703, a decrease of $1,123,307 from working capital as of December 31, 2000. The decreases in cash and working capital were primarily due to net operating losses during the three months ended March 31, 2002 and year ended December 31, 2001, of $626,041 and $2,295,297, respectively, offset, in part, by the sale of preferred stock totaling $989,500 in fiscal 2001 and $49,500 in the three months ended March 31, 2002. The decreases in cash were further offset, in part, by the sale of convertible promissory notes of $482,500 in fiscal 2001 and $248,119 in the three months ended March 31, 2002. We have sold $609,302 in additional convertible promissory notes since March 31, 2002.

Cash used in operations was $1,628,093 and $2,029,077 in fiscal 2001 and 2000, respectively. The cash used by operations in fiscal 2001 resulted primarily from a loss of $2,317,407 offset by stock based compensation of $196,424, depreciation and amortization of $89,108, an increase in accounts payable and accrued expenses of $307,592 and an increase in deferred revenue of $107,460. The cash used by operations in fiscal 2000 resulted primarily from a net operating loss of $2,089,638 and an increase in trade receivables of $104,535 and an increase in prepaids of $104,970 offset by stock based compensation of $171,880 and depreciation of $56,023. Cash used in operations for the periods ended March 31, 2002 and 2001 was $361,997 and $480,520, respectively. The cash used in operations for each period is primarily due to the net operating loss.

Cash used in investing activities was $153,571 and $177,389 in fiscal 2001 and 2000, respectively. Investing activities consist primarily of the purchases of property and equipment and purchases and capitalization of software. In the years ended December 31, 2001 and 2000, cash used in investing activities were primarily related to the purchase of $162,331 and $148,738, respectively, in capital equipment and software. Cash used in investing activities for the period ended March 31, 2001 was $2,046 which was related to the purchase of capital equipment and software. There was no cash used in investing activities for the three months ended March 31, 2002.

Cash provided by financing activities was $1,498,939 and $1,522,300 in fiscal 2001 and 2000, respectively. Cash provided by financing activities during fiscal 2001 consists primarily of the net proceeds of $957,397, $482,500 and $80,995 from our sales of preferred stock, convertible promissory notes and proceeds from the exercise of stock options, respectively. Cash provided by financing activities in 2000, primarily consisted of proceeds from the sale of preferred stock (net of issuing costs), totaling $1,511,095. Cash provided by financing activities was $338,126 and $341,998 in periods ended March 31, 2002 and 2001, respectively. Cash provided by financing activities in the March 31, 2002 period consists primarily of proceeds from the sale of $283,119 of convertible promissory notes and the issuance of $49,500 of preferred stock. Cash provided by financing activities in the March 31, 2001 period consists primarily of the proceeds from the issuance of preferred stock and exercise of stock options.

Results of Operations

Three Months Ended March 31, 2002 and 2001.

The following table includes the consolidated statements of operations data for the three months ended March 31, 2002 and 2001, expressed as a percentage of revenue:

	Three Months Ended March 31,
	2002	2001
Revenue
Software	—	—
Services	—	100.0%
Support	—	—
Total Revenue:	—	100.0%

Operating Expenses:
Cost of Software	—	—
Cost of services and support	—	28.9%
Sales and marketing	—	197.2%
Research and development	—	182.9%
Operations	—	120.8%
General and administrative	—	245.5%
Non-cash stock compensation expense	—	60.2%

Total Operating Expenses:	—	806.6%
(Loss) income from operations	—	(735.6)%
Other income—net	—	1.6%
(Loss) income before income taxes	—	(733.9)%
Provision (benefit) for income taxes	—	—
Net (loss) income	—	(733.9)%

Revenue.    Our software consists of several modules, some of which are being developed. Because we have not delivered all of the modules comprising our suite of software products, we are precluded from recognizing any revenue in the three month period ended March 31, 2002. At the time we have delivered these software modules we will be able to begin recognizing this deferred revenue.

Total revenue decreased 100%, or $93,995, for the period ended March 31, 2002 as compared to the same period of the prior year. In the period ended March 31, 2001, 100% of our revenue was derived from sales of education and consulting services. The decrease for the period ended March 31, 2002 is a result of the implementation of our business strategy to primarily sell education and consulting services bundled with our new software products. Although we received purchase orders for our software products and delivered software and services against those orders in the period ended March 31, 2002, we did not recognize any revenue in the period, in accordance with the revenue recognition rules for software products.

As of March 31, 2002, we had $592,300 of purchase orders received that had not yet been recorded as revenue, of which $276,275 has been recorded as deferred revenue. Revenues related to these sales are expected to be recognized over the next 3 to 30 months.

Cost of Services and Support.    Cost of services consist primarily of personnel costs and travel expenses. For the period ended March 31, 2001 the cost of services was $27,244 or 29% of revenue as compared to $0 for the period ended March 31, 2002 corresponding with no sales of services during the period.

Sales and Marketing.    Sales and marketing expense consist primarily of personnel costs, sales commissions, travel expense, promotional events such as trade shows and technical conferences and lead generation programs. Sales and marketing expense decreased $54,278 or 29.2% for the period ended March 31, 2002 as compared to the same period of the prior year. This reduction in expenses resulted primarily from lower commissions paid and a reduction in travel expense as the result of employing more remote web-based customer presentations and software demonstrations.

We expect sales and marketing expense to increase in fiscal 2002 and remain the same or decrease as a percentage of total revenue as our revenue grows. See “Forward Looking Statements” and “Factors That May Effect Future Results.”

General and Administrative.    General and administrative expenses include personnel and other costs of our legal, finance, accounting, operations and information systems functions. General and administrative expenses decreased 33.9%, or $78,200 in the three months ended March 31, 2002 as compared to the prior period. The decrease in the first quarter of 2002 as compared to the first quarter of 2001 is primarily due to subleasing unneeded office space to a third party.

Operations.    Operations expenses include personnel costs related to the development and management of processes, schedules and support documents used in the delivery of our software and services products. Operations expenses also include personnel costs related product testing, product requirements definition, management of customer feedback and the costs associated with maintaining our data center. Operations expenses increased by $34,586 in the period ending March 31, 2002 as compared to the same period in 2001. The increases are due to the increase in personnel and related expenses to support our growth.

Stock-Based Compensation.    For the periods ended March 31, 2002 and 2001, we recognized non-cash stock compensation of $71,007 and $56,587, respectively. These non-cash expenses were primarily associated with stock options that were issued below the market value of the underlying stock and stock options that were issued to non-employees.

Research and Development.    Cost incurred prior to reaching technological feasibility are expensed as research and development costs. Research and development expenses include expenses associated with the development of new software products and quality assurance activities. Such costs are primarily from personnel and third party contractors. During the three months ended March 31, 2002 and 2001, we recorded $123,176 and $171,833 of research and development expenses. We record capitalized software for costs incurred subsequent to technological feasibility and prior to sales of the product to the general public. We did not capitalize any software costs during the three months ended March 31, 2002 and 2001.

Other Income (Expense).    Other income (expense) includes interest income from cash and cash equivalents and interest expense from borrowings, non-cash discounts from the issuance of convertible debt and other gains or losses. Other income (expense) decreased to ($70,742) in the three months ended March 31, 2002 as compared to $1,150 in the same period of the prior year. This decrease relates primarily to increased borrowings in the periods and amortization of the non-cash discount incurred from the issuance of convertible debt.

Net Loss.    We reported a net loss of $696,783 and $689,869 for the periods ended March 31, 2002 and 2001, respectively. Reductions in operating expenses for the period ended March 31, 2002 as compared to March 31, 2001 were offset primarily by a reduction in recognized revenue, an increase in non-cash stock compensation, an increase in interest expenses and an increase in non-cash discount expenses primarily due to the conversion feature of our convertible promissory notes.

Twelve Months Ended December 31, 2000 and 2001.

The following table includes the consolidated statements of operations data for the twelve months ended December 31, 2001 and 2000, expressed as a percentage of revenue:

	Year Ended December 31,
	2001	2000
Revenue
Software	—	—
Services	100.0%	100.0%
Support	—	—
Total Revenue:	100.0%	100.0%

Operating Expenses:
Cost of Software	—	—
Cost of services and support	46.8%	42.1%
Sales and marketing	199.9%	637.9%
Research and development	139.2%	667.4%
Operations	135.5%	193.0%
General and administrative	215.8%	774.0%
Non-cash stock compensation expense	59.6%	196.1%

Total Operating Expenses:	750.1%	2,468.5%
(Loss) income from operations	(696.9%)	(2,410.5%)
Other income—net	(6.7%)	26.0%
Net (loss) income	(703.6%)	(2,384.6%)

Revenue.    In 2001 and 2000 we only provided consulting services. Revenue is recognized as the services are performed. Total revenue increased 275.8%, or $241,722 for the year ended December 31, 2001. The increase in fiscal 2001 revenue primarily resulted from increased demand and market acceptance for our services. For the year 2000, Honeywell and Alcoa accounted for 26.6% and 22.9% of our revenue, respectively. In 2001 Nissan accounted for 17.9%, C&D Aerospace 18.7% and Lam Research 16.9% of total revenues.

Cost of Sales.    Cost of sales as a percentage of related revenue was 46.8% in fiscal 2001 and 42.1% in fiscal 2000. Cost of sales increased 318.7%, or $117,448, in fiscal 2001. The increase in cost of sales during fiscal 2001 was attributable to adding the personnel necessary to support the growth in revenue.

Sales and Marketing.    Sales and marketing expense as a percentage of total revenue was 199.9% in fiscal 2001 and 637.9% in fiscal 2000. Sales and marketing expense increased 17.8%, or $99,527, in fiscal 2001. The increase in fiscal 2001 was due to an increase in sales personnel to support revenue growth.

General and Administrative.    General and administrative expenses increased 4.8%, or $32,394 in fiscal 2001 as compared to the prior period.

Operations.    Operations expenses increased by $277,285 in 2001 as compared to 2000. The increase was due to the increase in personnel and related expenses to support Pelion’s growth.

Stock-Based Compensation.    For the periods ended December 31, 2001 and December 31, 2000, we recognized non-cash stock compensation of $196,424 and $171,880, respectively. These non-cash expenses were primarily associated with stock options that were issued below market value.

Research and Development.    During the twelve months ended December 31, 2000 and 2001, we incurred $458,301 and $584,877 of research and development expenses. We capitalized the cost of producing software incurred subsequent to establishing technological feasibility and prior to the first sale of the software. During fiscal 2001, we capitalized $141,338 of software development costs.

The decrease in product development expenses as a percentage of total revenue from 2000 to 2001 reflects our ability to leverage resources over a larger revenue base. We expect to continue to expend significant resources on product development in future periods.

Other Income (Expense).    Other income (expense) includes interest income from cash and cash equivalents and interest expense from borrowings, non-cash discounts from the issuance of convertible debt and other gains or losses. Other income decreased to ($22,110) in fiscal 2001 from $22,759 in fiscal 2000. This decrease relates primarily to increased borrowings in the period and the amortization of non-cash discount incurred from the issuance of convertible debt.

Net Loss.    We reported a net loss of $2,317,407 and $2,089,638 for the twelve months ended December 31, 2001 and 2000, respectively. The increase in net loss in fiscal 2001 compared to fiscal 2000 is primarily due to an increase in personnel to support our growth and the release of our software products, to non-cash stock compensation expense incurred in 2001 and to increased interest and non-cash discount expenses primarily due to the conversion feature of our convertible promissory notes and the value of warrants issued with the convertible promissory notes.

Significant Accounting Policies

Software Development Costs.    We capitalize costs of producing software to be sold, leased or otherwise marketed, incurred subsequent to establishing technological feasibility in accordance with Statement of Financial Accounting Standards No. 86.

Amortization of capitalized software development costs is computed on a product-by-product basis. The annual amortization is the greater of the amount computed using the ratio of current gross revenue for a product to the total of current and anticipated future gross revenue for that product or the straight-line method, not to exceed three years. In addition, we periodically compare the unamortized capitalized costs for each product to the net realizable value of that product. If the unamortized capitalized costs exceed the net realizable value, the excess is charged to operations.

Costs incurred in researching, designing and planning for the development of new software are classified as research and development expenses and are charged to operations as incurred.

Revenue Recognition.    Revenue from the sale of our proprietary software is recognized in accordance with the American Institute of Certified Public Accountants Statement of Position 97-2, “Software Revenue Recognition,” as modified by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions,” and Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin 101, “Revenue Recognition.” Under Statement of Position 97-2, for software sales agreements requiring multiple deliverables from us, revenue is allocated to each deliverable, including post contract support, based on vendor specific objective evidence (“VSOE”) of fair value. The allocated revenue from the sale of our software is then recognized when the software is delivered and we have substantially performed all material obligations relating to the sale agreement and collectibility is deemed probable by us. The allocated revenue from post contract support is recognized ratably over the contractual period or as the services are performed. As VSOE of fair value had not been established as of March 31, 2002, we have not yet recorded any revenue related to our software, even though we have made delivery of some software products. As of March 31, 2002 and December 31, 2001, we have recorded $276,275 and $134,575 of deferred revenue.

Costs for maintenance and customer support are charged to expense when the related revenue is recognized or when those costs are incurred, whichever occurs first.

Consulting and service revenues are recognized as services are performed.

Impairment of Long-Lived Assets.    We assess impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. If the net carrying value exceeds the net cash flows, then impairment will be recognized to reduce the carrying value to the estimated fair value.

New Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statements of Financial Accounting Standards No. 141 “Business Combinations” (“SFAS 141”) and No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for under the purchase method. For all business combinations for which the date of acquisition is after June 30, 2001, SFAS 141 also establishes specific criteria for the recognition of intangible assets separately from goodwill and requires unallocated negative goodwill to be written off immediately as an extraordinary gain, rather than deferred and amortized. SFAS 142 changes the accounting for goodwill and other intangible assets after an acquisition. The most significant changes made by SFAS 142 are: 1) goodwill and intangible assets with indefinite lives will no longer be amortized; 2) goodwill and intangible assets with indefinite lives must be tested for impairment at least annually; and 3) the amortization period for intangible assets with finite lives will no longer be limited to forty years. We do not believe that the adoption of these statements will have a material effect on its financial position, results of operations, or cash flows.

In June 2001, the FASB also approved for issuance SFAS 143 “Asset Retirement Obligations.” SFAS 143 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including (1) the timing of the liability recognition, (2) initial measurement of the liability, (3) allocation of asset retirement cost to expense, (4) subsequent measurement of the liability and (5) financial statement disclosures. SFAS 143 requires that an asset retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. We will adopt the statement effective no later than January 1, 2003, as required. The transition adjustment resulting from the adoption of SFAS 143 will be reported as a cumulative effect of a change in accounting principle. We do not believe that the adoption of this statement will have a material effect on its financial position, results of operations or cash flow.

In October 2001, the FASB also approved SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 replaces SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The new accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of APB Opinion No. 30, Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, for the disposal of segments of a business. Statement 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. Statement 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of Statement 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. We do not believe that the adoption of this statement will have a material effect on its financial position, results of operations or cash flow.

In April 2002, the FASB also approved SFAS 145, Rescission of FASB No. 4, 44 and 64, Amendment of FASB 13, and Technical Corrections. This statement clarifies, updates and simplifies existing accounting pronouncements related to gain and losses on extinguishments of debt and lease modifications, among other items. We do not believe that the adoption of this statement will have a material effect on its financial position, results of operations or cash flow.

BUSINESS

Company Overview

We provide software solutions that help manufacturers improve their financial performance by reducing the amount of time it takes to build their products (referred to as “production cycle time”), reducing inventories, improving customer response time and improving manufacturing efficiencies. The generally accepted terms for these types of initiatives are “lean,” “lean flow” or “demand flow” manufacturing. We have combined lean flow methodologies with supply chain management methodologies to create a software solution that provides real and measurable value to our customers. Global competition, volatile markets and rapid new product introduction cycles are driving manufacturers to become more flexible in response to changes in demand while, at the same time, becoming more cost efficient to compete in a global marketplace. A survey of 3,000 manufacturers by Industry Week in November 2001 determined that over 90% of the manufacturers surveyed have lean initiatives underway but that less than 10% had fully achieved their goals.

Our software provides a combination of benefits for manufacturers:

•	Allows real and measurable financial gains to be achieved quickly.
•	Institutionalizes lean manufacturing practices into factory processes to help drive and sustain financial gains.
•	Provides a platform for continued manufacturing improvements over time.
•	Improves communication between the manufacturer and its suppliers.

Our first customer had an objective to reduce manufacturing cycle time from 15 days to 7 days to improve its ability to respond to customer orders. In four months, utilizing our software and professional services, the customer indicated that it met its manufacturing cycle time objectives. In addition to the cycle time reduction, the customer reported inventory reductions of approximately $4.7 million, direct labor savings of 10% and a reduction in floor space requirements of 30,000 square feet.

We have incorporated the best manufacturing methodologies from “just-in-time” manufacturing, kanban, and flow manufacturing in our Collaborative Flow Manufacturing suite of software modules. “Just-in-time” manufacturing is a production methodology based on minimizing inventory levels by scheduling material deliveries to arrive just prior to when they are needed on the factory floor. Kanban is a material replenishment methodology, first employed by Japanese manufacturers, that uses a visual clue, such as an empty bin or the movement of an assembly to a predetermined position on the factory floor, to signal the need to supply more parts. Flow manufacturing is a set of practices that are designed to eliminate non-value work activity from the factory floor, resulting in reduced manufacturing cycle times, allowing the factory to respond more quickly to changes in demand. Modules can be bundled to meet the specific needs of each customer and are supplied with a baseline level of professional services. Additional services can be purchased as required.

In November 2001, we hired David Gleditsch as Chief Technology Officer and Executive Vice President of Operations. Prior to joining Pelion, Mr. Gleditsch was the Vice President of Manufacturing Technology at American Standard Companies Inc. and was responsible for implementing lean manufacturing processes at approximately 85 factories around the world. American Standard’s lean flow initiatives are recognized as being a critical component of both its revenue and net income growth over the past decade.

Industry Background

A supply chain generally consists of suppliers, manufacturers, distributors and retailers. Supply chain management consists of practices, methodologies and software that help improve the flow of information between the entities in the supply chain to improve efficiencies.

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Traditionally, supply chain management solution providers have focused on improving manufacturers’ performance by providing enhanced demand forecasting tools and more efficient customer and supplier communication tools. While forecasting methodologies have improved, they are inherently flawed because they are limited to estimating or predicting what the demand for goods will be in a future period. In contrast, our products are designed to respond to actual customer demand rather than forecasted demand by eliminating non-value added activity in the factory and shortening the time it takes to produce goods.

Global competition, short product life cycles and more demanding customers are forcing businesses to be more responsive to changing demands while still meeting quality and costs objectives. Manufactures seeking to achieve the highest level of customer service are moving away from forecast driver methodologies to demand driven manufacturing methodologies.

The supply chain management market consists of five major segments: supply chain planning; supply chain execution; sell-side; procurement; and product life cycle management. We compete in the supply chain execution segment of the market, which is estimated by Lehman Brothers (June 28, 2001 Report) to be the fastest growing segment of the market over the next four years, growing at a 43% compounded annual growth rate, and to represent 31% of a $45 billion market in 2005. Supply chain management software sales are estimated to represent 36% of all business application revenue in 2005 according to Lehman Brothers. Pelion competes in the supply chain execution market segment.

Projected Supply Chain Market Segmentation in 2005 – $45 Billion Total Market

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Source: Lehman Brothers Supply Chain Management Software Research Report, June 28, 2001

The Pelion Solution

We develop, market and support highly functional supply chain execution software that is designed to integrate easily with most commercially available manufacturing software packages. Our software focuses on improving the operating performance of a manufacturer’s factory and then connecting the factory to the manufacturer’s suppliers. Using our software products, manufacturers can significantly reduce manufacturing cycle time, thereby providing the capability to respond more quickly to changing customer demand.

Our solutions focus on:

•	Providing key functionality that delivers a definitive return on investment.
•	Easy integration with manufacturing software systems already in use at our customers’ sites to eliminate the need to duplicate certain basic functionality or to displace an existing system.
•	Providing an easy to learn and easy to use interface to allow our customers to benefit quickly from our software.
•	Providing software tools that provide immediate benefits and provide a platform for continuous process software tools as our customers progress with their lean manufacturing initiatives.

Our solutions are designed to work effectively across a broad array of manufacturing sectors including, consumer goods, aerospace, electronics, medical products, automotive and industrial products. Our professional services group tailors software implementations to meet the specific needs and objectives of the customer.

Strategy

Our objective is to strengthen and expand our position to become a premier supplier of demand based supply chain execution software. The key elements of our strategy are as follows:

Leverage Each Factory Installation to Increase Market Reach.    By delivering demonstrable success at a factory site, we believe we will gain access to affiliated factory sites and suppliers by referral, thereby significantly increasing our qualified sales prospect list with each successful installation.

Provide High Quality Professional Services Directly and Through Third Party Relationships.    We have built a team of highly qualified lean flow experts to deliver consulting and support services. We believe we will need to establish third party relationships with several high quality manufacturing consulting firms to support future revenue growth.

Leverage Manufacturing Best Practices to Drive Product Enhancement and New Product Development.    Our manufacturing technology expertise has helped in the development of our supply chain execution software tools. We will continue to enhance our software product suite by incorporating current and future manufacturing best practices.

Products

Our Collaborative Flow Manufacturing product suite incorporates sophisticated algorithms to determine the optimal factory layout design and material replenishment schemes based on best practices of manufacturing methodologies. The suite currently consists of three modules that are configured to enable a customer to select the appropriate functionality for their needs.

Go Lean!TM    Go Lean! is our entry level product that provides core functionality for the manufacturer, including a visual modeler for process re-engineering, kanban sizing and management tools and daily resource validation capability. Our customers can achieve significant reductions in manufacturing cycle time, inventory, direct labor costs and floor space requirements with the Go Lean! software tool.

Go Lean Supply Chain.    Go Lean Supply Chain has all of the functionality of Go Lean! plus the capability to send web based material replenishment signals to suppliers, track replenishment status and measure supplier performance. This module allows a manufacturer to interface with its suppliers to coordinate material scheduling and delivery.

Go Lean Value Chain.    Go Lean Value Chain incorporates Go Lean Supply Chain, and it connects customer demand into the scheduling system and using a complex set of algorithms, determines the optimum production build plan for the factory. Go Lean Value Chain allows a manufacturer to communicate directly with its suppliers and customers in order to coordinate scheduling and delivery of raw materials used in the manufacturing process, as well as delivery of final products to the manufacturer’s customers.

Implementation Services and Training

We believe that delivery of our supply chain execution software together with high quality consulting and implementation support and training services enables us to achieve a high level of customer satisfaction, strong customer references and long-term relationships, as well as facilitate software improvement based on customer feedback. We offer implementation and training services that are tailored to each customer’s specific needs and objectives. In the future, we intend to seek relationships with high quality manufacturing consulting firms to provide a portion of our implementation and training services.

Customers

Our initial software product was released for beta testing in July, 2001 and was released for general availability in October, 2001.

Our first customer was Nissan Forklift, who after participating in a successful beta test, placed an order for the software in the fourth quarter of 2001. In discussions with management, they indicated Nissan achieved its goal of reducing manufacturing cycle time from 15 days to 7 days and estimates that the combination of inventory reductions, direct labor savings and floor space reductions gave it a payback on its purchase of our software of approximately four months.

Detector Electronics, a division of Kidde plc, indicated that it was able to achieve its initial lean project goals in less than one-third of the time that it had planned by using our software. Colorado MEDtech is installing our software in its Longmont, Colorado factory and Brooks Automation is doing installations in three factory locations.

Sales and Marketing

We sell our software and services through a direct sales force that is organized geographically. An Account Manager for a customer with multiple sites is responsible to manage the long-term relationship with the customer and to develop sales to affiliated factory sites and suppliers regardless of the geographic location of those factories and suppliers. We have developed an efficient customer qualification process that involves interactive, remote presentations and software demos prior to making an on-site visit, in order to effectively manage selling expenses. The typical sales cycle is three to six months.

Our marketing strategy is primarily focused on lead generation. In support of that strategy our marketing programs include developing databases of targeted customers, conducting direct mail and tele-marketing campaigns and developing industry analyst and trade magazine relationships.

Product Development

We have invested and expect to continue to invest substantial resources in research and product development. Our market is characterized by rapid changes in technology and customer requirements. We have established a product management process that incorporates the feedback from our customers, our professional services organization and outside consultants into prioritization and delivery of product enhancements and new product designs.

We use the Rational Unified Process, a software engineering process that provides a disciplined approach to assigning tasks and responsibilities within a development organization, in our software design. The goal is to ensure the production of high-quality software that meets the needs of our customers, within a predictable schedule and budget.

Competition

The market for supply chain management software solutions is fragmented, intensely competitive, subject to rapid technological change and significantly affected by new product introductions and other market activities of industry participants. Most of our current and potential competitors have significantly greater financial, marketing, technical and other competitive resources than us, as well as greater name recognition and a larger installed base of clients.

ERP and MRP Software Providers.  Traditional forecast-based, supply chain execution ERP and MRP software products offered by competitors such as SAP, i2 and Oracle are relatively expensive and do not incorporate lean manufacturing principles. These competing software products are designed to replace existing enterprise software platforms, requiring significant investments of time, money and labor by the purchaser. Our software integrates with existing software systems. It provides the benefits of lean manufacturing principles without duplicating basic legacy software functions such as purchase order printing, on-hand inventory tracking, inventory receiving and part master management. We believe our software, which is based on lean manufacturing principles and which is compatible with existing enterprise software platforms, distinguishes our products from those of much larger and better known companies.

Demand Based Software Providers.  We are aware of three firms that directly compete with our products, American Software, DTAKT and Factory Logic. They each provide software products that incorporate demand-based, lean manufacturing principles. We believe the combination of the following factors differentiates us from these competitors:

•	Our software integrates relatively easily with existing manufacturing software systems.

•	An easy-to-use interface logic allows the client to generate results quickly with our products.

•
We focus on providing functions that are the most important to allow the client to benefit from lean manufacturing, without peripheral “bells and whistles” that are rarely used and provide little value.

Few direct competitors exist, which allows us to benefit from being one of the first providers of demand-based, lean manufacturing software. While our competitors have greater resources and name recognition than us, we believe our product offering appeals to users looking for software which is affordable, compatible with existing systems and effective.

According to a Lehman Brothers report on the overall supply chain management market, the top 20 vendors had a combined market share of only about 20%, with i2 the market leader with just under a 10% share, followed by SAP, Oracle, Manugistics and Peoplesoft. These competitors all offer forecast based supply chain solutions and are generally considered to be in the supply chain planning segment of the market.

The supply chain execution segment consists of vendors who provide forecast-based solutions and demand-based solutions. The chart below segments the supply chain planning and execution markets based on forecast-based solutions and demand-based solutions.

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In a June 28, 2001 research report, Lehman Brothers estimated that by 2005 the supply chain management software market and the supply chain execution software market would be $16 Billion and $14 Billion, respectively.

We believe that the principal competitive factors affecting the market for the our software products are the ability to provide a compelling and measurable return on investment to the customer, responsiveness to customer needs, product architecture, functionality, speed of implementation, ease of use, performance and features, quality and reliability, quality of customer support and price. We believe that we compete favorably with respect to these factors. In order to be successful in the future, we must continue to respond promptly and effectively to the challenges of technological change and our competitors’ innovations by continually enhancing our own product offerings.

Proprietary Rights and Licensing

We rely primarily on a combination of patent, copyright, trade secret, trademark laws, and nondisclosure and other contractual provisions to protect our proprietary rights. As a part of our confidentiality procedures, we generally enter into written nondisclosure and nonsolicitation agreements with our officers and employees which restrict the use and disclosure of proprietary information and the solicitation of customers for the purpose of selling competing products or services. We generally have not entered into noncompetition agreements with our officers, directors or employees. Because the policing of proprietary rights may be difficult and the ideas and other aspects underlying our products and services may not in all cases be protectable under intellectual property laws, there can be no assurance that we could prevent competitors from marketing the same or similar products and services. In addition, competitors may independently develop products and services that compete with our products and services.

We have one patent application pending. The application is for a computerized system of designing and maintaining Kanban material replenishment systems by signaling suppliers for delivery of materials based closely upon actual demand as opposed to traditional forecasting or scheduling methods. There is no assurance that our patent application will be approved and a patent issued or, if it does issue, that the patent will have value. There is no guarantee that others may not copy our products in whole or in part to produce a product similar in design and purpose. Patent or copyright protection of our products does not imply that the we will reap any substantial, competitive edge in the marketplace.

Regulation

Our operations are not subject to any significant government regulations other than those regulations applicable to businesses generally.

Employees

We employ 14 full-time employees and have retained the full-time services of five contractors. Seven of our personnel are involved in professional services and operations, five in research and development, five in sales and marketing, one in finance and accounting and one in general management. Our employees are not covered by any collective bargaining agreements and we believe our relations with them are good.

Property and Facilities

We lease approximately 12,000 square feet in Lafayette, Colorado for our corporate offices and product development facilities. Our lease expires on May 31, 2005. The rent is approximately $15,500 per month. We are subletting approximately one-half of the office space to an unaffiliated third party for approximately $4,000 per month. We are negotiating with our landlord the termination of the lease for the portion of the space we are subleasing. We believe that this space is sufficient to meet our current and anticipated needs for the foreseeable future.

Litigation

We are currently involved in a lawsuit pending in Dallas County, Texas, in which we have been sued by Data Return Corporation, a provider of internet hosting services. The lawsuit was commenced in March 2001. The plaintiff is claiming we owe approximately $60,000 under our agreement. We have counterclaimed, alleging damages of approximately $80,000 on the basis that the plaintiff failed to perform under the agreement and we suffered harm because of inadequate service.

MANAGEMENT

The name, age and position of each of our directors, executive officers and key employees, and the period during which each director has served, are as follows:

Name	Age	Position	Director Since
Thomas Plunkett	49	President, Chief Executive Officer, Chief Financial Officer and a director	2002
Dean A. Leffingwell	52	Chairman of the Board of Directors	2001
David Gleditsch	46	Chief Technology Officer	—
Geoff Hyatt	43	Vice President of Sales and Marketing	—
Arthur K. Stone, III	44	Senior Vice president of Business Development	—
Jack Rink	47	Vice President of Operations	—
Justin Griep	26	Vice President of Product Development	—
Robert M. Geller	49	Director	1998
R. David Garwood	60	Director	2001
Bob R. Perry	55	Director	2000
John Micek, III	49	Director	1999

Thomas Plunkett has served as Pelion’s President and Chief Executive Officer since 2001 and as a director since 2002. From 1999 through 2001, Mr. Plunkett served as Chief Financial Officer of SmartPoint, Inc, a financial services-based software application company, and from 1996 through 1999, as chief financial officer of Webb Interactive Services, Inc, a publicly-held company providing online commerce and communication solutions for businesses. From 1995 to 1996, Mr. Plunkett served as the vice president of business management for Maxtor Corporation, a publicly-held disk drive manufacturer. From 1993 to 1995 Mr. Plunkett served as vice president of operations for HTM, a privately-held contract manufacturing company. Mr. Plunkett also serves as a director of Industrialex Corporation, a publicly-held industrial coatings company. He holds a B.S. degree in business from the University of Colorado.

Dean A. Leffingwell has served as our Chairman of the Board since 2001. Mr. Leffingwell is currently self-employed as a business consultant. From 1997 to 2001, he was Senior Vice President, Process and Project Management at Rational Software Corporation, a publicly held software developer, and from 1993 to 1997, Mr. Leffingwell was Chairman, Chief Executive Officer and a co-founder of Requisite, Inc., which was sold to Rational Software Corporation in 1997. Prior to 1993, Mr. Leffingwell was a founder, Chairman and Chief Executive Officer of Colorado MEDtech, Inc., a publicly-held product development and manufacturing outsourcing company. He is the lead author of Managing Software Requirements: A Unified Approach, a leading text on software development practices. Mr. Leffingwell holds a B.S. degree in aeronautical engineering from the University of Illinois and an M.S. degree in biomedical engineering from the University of Colorado.

David Gleditsch has served as our Chief Technology Officer since 2001. During the seven years prior to joining Pelion, he was Corporate Vice President of Manufacturing Technology at American Standard Companies, a publicly-held manufacturing company. From 1994 to 1995, Mr. Gleditsch served as Vice President of Implementation at JCIT Institute of Technology, a privately-held demand flow technology consulting company.

Geoff Hyatt joined Pelion in 2001 as our Vice President of Sales and Marketing. From 1998 to 2001, Mr. Hyatt served as the Chief Operating Officer of BVRP Software, Inc., a subsidiary of BVRP Software, France, a global developer of communications software, and from 1995 to 1998 he served as the European Product Marketing Manager for Whirlpool Corporation.

Arthur K. Stone, III is a key employee of Pelion. He founded Pelion in 1996, served as President and Chief Executive Officer until 2001, and currently serves as Senior Vice President of Business Development. Mr. Stone was Vice President of Sales and Marketing for SAE Circuits Colorado, a printed circuit board manufacturer prior to founding Pelion.

Jack Rink is a key employee of Pelion. He has served as Pelion’s Vice President of Operations since 2001. Prior to joining Pelion, Mr. Rink served as the Manufacturing Development Manager of Trane Worldwide Systems Group from 2000 to 2001; as Process Improvement Leader of American Standard Companies Inc. from 1998 to 2000; Operations Manager of Trane-Pueblo from 1992 to 1997; Operations Manager, Trane-Scranton from 1990 to 1992; and Engineering Manager, Trane-Pueblo from 1987 to 1990. From 1977 to 1987 Mr. Rink held other engineering and management positions with Trane Company, which is a subsidiary of American Standard Companies Inc., a publicly-traded company. Mr. Rink holds a B.A. degree in metallurgical engineering from the University of Minnesota and an MBA from the University of Wisconsin.

Justin Griep is a key employee of Pelion. He has served as Pelion’s Vice President of Product Development since December 1998. From 1997 to 1998, he was President of Cygen Technologies, a contract software development company. Prior to joining Cygen, Mr. Griep was Vice President of Product Development for Medisoft, Inc., a privately held medical software company.

Robert M. Geller has been a director of Pelion since 1998. Mr. Geller has been the President of The Growth Strategies Group, a business consulting firm specializing in executive services for emerging growth companies since 1985. During this time period, Mr. Geller has been an investor, consultant and board member with numerous software and internet companies. He was a co-founder of Requisite, Inc., a requirements software company that was purchased by Rational Software Corporation, and Webb Interactive Services, Inc., both of which are publicly-held corporations. Mr. Geller currently is an investor and board member with numerous privately held early stage software/internet companies, and serves on the board of directors of Renaissance Entertainment Corporation, a publicly-held corporation. Mr. Geller holds a bachelor’s degree, with honors, from the University of Colorado and has served as an instructor for the University of Colorado MBA Entrepreneur program.

R. David Garwood has been a director of Pelion since 2001. He is the President of R.D. Garwood, Inc., an education and consulting company that he founded in 1974. Mr. Garwood has served as a director for numerous privately-held companies and is the author of Shifting Paradigms: Reshaping the Future of Industry; Bills of Material: Structured for Excellence; and A Jumpstart to World Class Performance.

Bob R. Perry has been a director of Pelion since 2000. Mr. Perry has been the managing general partner of Texas BP Enterprises, LLC, a Fort Worth-based venture capital fund, since 1996. Mr. Perry also serves as a director of numerous software and internet technology companies.

John Micek, III has been a director of Pelion since 1999. Mr. Micek has served as managing partner of Silicon Prairie Partners, L.P. since 2001, and as president of JAL, Inc., a privately-held group of insurance-related companies, since 1998. Mr. Micek is a director of several companies, including Armanino Foods of Distinction, Enova Systems and UTEK Corporation, all of which are publicly-held companies. Mr. Micek has practiced as a corporate finance and business development attorney. He received a bachelor’s degree from Santa Clara University (cum laude) and his law degree from the University of San Francisco School of Law.

Board of Directors

According to our bylaws, the size of our board of directors is determined by our shareholders, but it can be increased by the board of directors. If the shareholders do not set the number of directors, then there must be at least three directors. We currently have a six member board. Our directors are elected for a term of one year, from annual meeting to annual meeting, or until an earlier resignation, death or removal. Each officer serves at the discretion of the board or until resignation. There are no family relationships among any of our directors or officers.

Director Compensation

Members of our board of directors do not receive cash compensation for serving as directors, but they are reimbursed for their reasonable expenses in attending board meetings. Upon the initial election to the board each non-employee director receives an option to purchase 5,883 shares of common stock, which vests in equal annual installments over three years. The exercise prices for these options range between $0.51 and $5.10 per share. We intend to make discretionary option grants to non-employee directors in the future.

Some of our non-employee directors have consulting agreements with us. We currently pay Dean A. Leffingwell and Robert M. Geller each $2,500 per month for management consulting. In 2001 we paid Mr. Leffingwell $4,500 for consulting services and granted him an option to purchase 4,000 shares of common stock at an exercise price of $1.70 per share. In 2001 we paid Mr. Geller $26,500 for consulting services and granted him an option to purchase 2,040 shares of common stock at an exercise price of $1.70 per share; in 2000 we paid Mr. Geller $45,000 for consulting services. Bob R. Perry provided management consulting services to us in 2001 and 2000, and received $24,000 and $6,000, respectively. He has provided $2,000 of consulting services in 2002, but we do not expect that he will provide any further consulting services this year. R. David Garwood currently provides consulting services to us and the board has authorized granting Mr. Garwood an option to purchase 2,648 shares of common stock at an exercise price of $2.975 per share in consideration for consulting services provided by him. A former director provided $27,000 of consulting services to Pelion in 2000.

Committees of the Board of Directors

We recently formed audit and compensation committees of our board of directors. The Audit Committee has met once; the Compensation Committee has not yet met.

Audit Committee. Our audit committee consists of Dean A. Leffingwell and John Micek, III. The audit committee will review in detail and recommend approval by the full board of our annual and quarterly financial statements, recommend approval of the remuneration of our auditors to the full board, review the scope of the audit procedures and the final report with the auditors, and review our overall accounting practices and procedures and internal controls with the auditors.

Compensation Committee. Our compensation committee consists of Robert M. Geller, R. David Garwood and Bob R. Perry. The compensation committee will recommend approval to the full board of the compensation of our chief executive officer, the annual budget for all other employees, bonuses, grants of stock options and any changes to our benefit plans.

Executive Compensation

The following table sets forth certain information for our fiscal periods ended December 31, 1999 through 2001 regarding compensation earned by or awarded to our chief executive officer. No other executive officer received a salary and bonus in excess of $100,000 during this period.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation	All Other Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other ($)	Securities Underlying Options

Thomas Plunkett(1)	2001	$45,000	—	—	—	—
Chief Executive Officer

Arthur K. Stone, III(2)	2001	$97,379	—	—	—	—
Chief Executive Officer	2000	119,790	—	—	—	—
	1999	94,414	—	—	—	—

(1) Mr. Plunkett was appointed as Chief Executive Officer and President on October 1, 2001.
(2) Mr. Stone resigned as Chief Executive Officer and President on October 1, 2001. He continues to serve as our Vice President of Business Development.

Options Granted During Fiscal 2001

The following table sets forth certain information regarding options granted to the executive officers named in the Summary Compensation Table for the 12-month period ending December 31, 2001.

OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 2001

Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted To Employees in Fiscal Year	ExercisePrice ($/sh)	Expiration Date

Thomas Plunkett	23,236	(1)	23.2%	$1.70	6/12/06
	4,412		4.4%	$1.70	10/23/06
Arthur K. Stone, III	—		—	—	—

(1) Includes an option to purchase 1,471 shares of common stock granted in partial consideration for pre-employment consulting services provided by Mr. Plunkett.

Aggregated Option Exercises During Fiscal 2001 and Fiscal Year-End Option Values

The following table provides information related to the number and value of options held by the executive officers named in the Summary Compensation Table, as of December 31, 2001.

AGGREGATED OPTION EXERCISES DURING YEAR ENDED DECEMBER 31, 2001 AND
OPTION VALUES AT DECEMBER 31, 2001

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Options at December 31, 2001 (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2001 ($) Exercisable/ Unexercisable(1)

Thomas Plunkett	—	—	5,764/21,884	— /—
Arthur K. Stone, III	—	—	—	— /—

(1) The value of unexercised options is determined by calculating the difference between the fair market value of the securities underlying the options and the exercise price of the options at December 31, 2001.

Employment Agreements

We do not have any employment or change in control agreements with any of our executive officers.

Stock Option Plans

Our shareholders approved the 1998 Stock Option Plan in December 1998. The plan permits the granting of “incentive stock options” meeting the requirements of Section 422 of the Internal Revenue Code of 1986 and nonqualified options which do not meet the requirements of Section 422. There are 329,412 shares of our common stock reserved under the plan. We have granted options to purchase 185,910 shares. Option grants are determined by our compensation committee of the board of directors.

Incentive stock options under the plan may be granted at exercise prices that are not less than 100% of fair market value at the date of grant (110% of fair market value for options granted to a person that holds 10% or more of our voting stock). Nonqualified stock options under the plan may be granted at exercise pries less than fair market value at the date of grant. Options may be granted under the Plan until December 2008. The plan may be terminated earlier by the board of directors, but early termination will not affect any outstanding any option. We have undertaken with various state securities regulators that the exercise price of options issued under the plan will be at least 85% of the fair market value of our common stock on the grant date.

CERTAIN TRANSACTIONS

On January 17, 2002, Thomas Plunkett, loaned Pelion $35,000. The loan accrues interest at 15% per annum and is payable on demand. Since May 1, 2000, we have sold common stock, series D and E preferred stock and 2001 and 2002 convertible promissory notes to investors, including our directors and executive officers. Our directors and executive officers made the following purchases of these securities:

Name	Date	Type	Dollar Amount	No. of Shares
Thomas Plunkett	9/00	Series D Preferred	$25,000	1,176(1)
	11/01 – 1/02	Series E Preferred	$50,000	4,200(1)
	9/01	2001 Convertible Note	$82,500	7,457(2)
	3/02	2002 Convertible Note	$30,000	10,444(2)

Dean A. Leffingwell	8/01	Common Stock	$15,000	8,825
	8/00	Series D Preferred	$75,000	3,529(1)
	3/01 – 1/02	Series E Preferred	$194,001	16,301(1)
	9/01	2001 Convertible Note	$100,000	9,038(2)
	3/02	2002 Convertible Note	$97,950	34,060(2)

Robert M. Geller	3/01 – 6/01	Series E Preferred	$35,000	2,940(1)
	9/01	2001 Convertible Note	$100,000	9,038(2)
	3/02 – 4/02	2002 Convertible Note	$23,500	8,149

R. David Garwood	8/01	Series E Preferred	$25,000	2,100(1)
	5/02	2002 Convertible Note	$10,000	3,373(2)

Bob R. Perry	9/00	Series D Preferred	$200,000	9,411(1)
	8/01	Series E Preferred	$24,499	2,058
	9/01	2001 Convertible Note	$10,000	903(2)
	4/02	2002 Convertible Note	$25,000	8,607(2)

John Micek, III	9/01	Series D Preferred	$100,000	4,705(1)
	9/01	2001 Convertible Note	$20,000	1,807(2)
	3/02 – 4/02	2002 Convertible Note	$24,995	8,610(2)

David Gleditsch	12/01	Series E Preferred	$50,000	4,201(1)
	3/02	2002 Convertible Note	$29,375	10,145(2)

Geoff Hyatt	9/01 – 11/01	Series E Preferred	$100,000	8,402(1)
	4/02	2002 Convertible Note	$25,000	8,610(2)

(1)	Reflects shares of common stock issuable upon automatic conversion of preferred stock.
(2)	Reflects shares of common stock issuable upon conversion of convertible promissory notes outstanding as of May 31, 2002.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of May 31, 2002, by: (i) each of our directors; (ii) our executive officers and directors as a group; and (iii) holders of 5% or more of our voting stock. Each person has sole voting and investment power with respect to the shares shown, except as noted.

		Percent of Outstanding Shares (1)
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Before Offering	After Offering and Conversion of Securities(2)(3)
			Minimum	Maximum
Thomas Plunkett (4) 1455 Dixon Avenue Lafayette, CO 80026	39,841	5.8%	3.7%	2.9%
Dean A. Leffingwell (5) 1455 Dixon Avenue Lafayette, CO 80026	87,048	12.5%	8.1%	6.5%
Robert M. Geller (6) 1455 Dixon Avenue Lafayette, CO 80026	64,778	9.6%	6.0%	4.8%
R. David Garwood (7) 8400 Jett Ferry Rd. Atlanta, GA 30350	11,441	1.7%	1.1%	*
Bob R. Perry (8) 5750 N. Riverside Dr. Fort Worth, TX 76137	26,527	4.0%	2.5%	2.0%
John Micek, III (9) 12809 W. Dodge Rd. Omaha, NE 68154	31,792	4.8%	3.0%	2.4%
Arthur K. Stone, III 1455 Dixon Avenue Lafayette, CO 80026	52,942	8.1%	4.9%	3.9%
Executive officers and directors as a group (8 persons) (10)	303,421	37.5%	27.3%	22.1%

*	Less than one percent of shares outstanding.
(1)
In calculating percentage ownership, all shares of common stock which a named shareholder has the right to acquire within 60 days from May 31, 2002 upon exercise of options and warrants and conversion of preferred stock and convertible promissory notes are deemed to be outstanding for the purpose of computing the percentage of common stock owned by that shareholder, but are not deemed to be outstanding for the purpose of computing the percentage of common stock owned by any other shareholder.

(2)
Includes 785,807 shares issuable upon conversion of preferred stock and principal and accrued interest under convertible promissory notes outstanding as of May 31, 2002. At the time of the sale of the minimum units, all convertible promissory notes and preferred stock will automatically convert into shares of our common stock.

(3)	Assumes no purchase of units by the listed persons.
(4)
Includes options for the purchase of 10,995 shares of common stock, but excludes options for the purchase of 19,595 shares of common stock that are not exercisable by July 31, 2002. Includes 28,846 shares issuable upon the conversion of preferred stock and convertible promissory notes outstanding as of July 31, 2002.

(5)
Includes options for the purchase of 816 shares of common stock, but excludes options for the purchase of 243 shares of common stock that are not exercisable by July 31, 2002. Includes 77,407 shares issuable upon the conversion of preferred stock and convertible promissory notes outstanding as of July 31, 2002.

(6)
Includes options for the purchase of 1,796 shares of common stock, but excludes options for the purchase of 244 shares of common stock that are not exercisable by July 31, 2002. Includes 42,393 shares issuable upon the conversion of preferred stock and convertible promissory notes outstanding as of July 31, 2002.

(7)
Includes options for the purchase of 5,887 shares of common stock, but excludes options for the purchase of 2,648 shares of common stock that have been authorized but not yet granted. Includes 3,458 shares issuable upon the conversion of convertible promissory notes outstanding as of July 31, 2002.

(8)
Includes options for the purchase of 5,311 shares of common stock, but excludes options for the purchase of 572 shares of common stock that are not exercisable by July 31, 2002. Includes 21,216 shares issuable upon the conversion of preferred stock and convertible promissory notes outstanding as of July 31, 2002.

(9)	Includes 25,909 shares issuable upon the conversion of preferred stock and convertible promissory notes outstanding as of July 31, 2002.
(10)
Includes options for the purchase of 33,776 shares of common stock, but excludes options for the purchase of 60,506 shares of common stock that are not exercisable by July 31, 2002. Includes 227,588 shares issuable upon the conversion of preferred stock and convertible promissory notes outstanding as of July 31, 2002.

DESCRIPTION OF SECURITIES

General

Our articles of incorporation authorize us to issue 26,400,000 shares of no par value capital stock. The following description of our capital stock is qualified by reference to our articles of incorporation and bylaws.

Common Stock

We are authorized to issue 15,500,000 shares of no par value common stock. Holders of our common stock are entitled to one vote for each share held on each matter submitted to a vote of our stockholders. Cumulative voting for the election of directors is not permitted. Holders of common stock have no preemptive rights. Our common stock does not have conversion rights or redemption or sinking fund provisions. Common shares are not subject to further calls or assessments. Holders of our common stock are entitled to participate pro rata in any dividends, if and when declared, and in distributions if we are liquidated. We do not intend to pay any cash dividends on our common stock in the foreseeable future.

All of the outstanding shares of common stock are duly and validly authorized and issued, fully paid and nonassessable. The additional shares of common stock to be issued in connection with this offering will be, upon issuance against full payment of the purchase price, duly and validly authorized and issued, fully paid and nonassessable.

Preferred Stock

Our articles of incorporation authorize us to issue 10,900,000 shares of so-called “blank check” preferred stock having rights potentially senior to our common stock. The board is authorized, without further stockholder approval, to issue preferred stock in one or more series and to fix the stock’s rights, preferences, privileges and restrictions, including dividend rights, conversion rights, voting rights, redemption terms and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series.

We have created seven series of preferred stock:

Series A, B, C, D and E Preferred Stock.    As of May 31, 2002, we had 27,915 shares of series A preferred stock outstanding; 148,226 shares of series B preferred stock outstanding; 112,331 shares of series C preferred stock outstanding; 70,852 shares of series D preferred stock outstanding; and 87,296 shares of series E preferred stock outstanding. Holders of each series of preferred stock are entitled to receive dividends, if and when declared by the board of directors, before any dividends are paid to holders of our common stock. Holders of each series of preferred stock vote with holders of our common stock on an as converted basis. All of the outstanding shares of our preferred stock will automatically convert into 446,620 shares of common stock on the date of this prospectus. Each of these series is also convertible at the holder’s option. The number of shares to be issued in a conversion is one share of common stock for each converted share of preferred stock. The conversion rate is subject to anti-dilution protection for stock splits, stock dividends and other similar transactions. The conversion rate of the series E is also subject to anti-dilution protection if we issue equity securities at a price less than its original price ($11.90 per share), except for securities issued upon automatic conversion of our convertible promissory notes and preferred stock and the securities offered by this prospectus. If the conversion rate of the series E is adjusted, we may be required to record a charge to income. If we liquidate, dissolve or wind-up our business, whether voluntarily or involuntarily, after we pay our debts and other liabilities, the holders of these series of preferred stock will be entitled to receive from our remaining net assets, before any distribution to the holders of our common stock, an amount equal to the applicable original price. The aggregate liquidation preference of our outstanding preferred stock is $4,276,945.

Series E-2 and F Preferred Stock.    We have designated series E-2 and F preferred stock, but no shares of either series are currently outstanding. After December 31, 2002, holders of $482,500 of principal amount of our 2001 convertible promissory notes will have the option to convert the notes into series E-2 preferred stock if the notes have not been automatically converted in an initial public offering or we have not repaid the notes and interest, and holders of $857,421 of principal amount of our 2002 convertible promissory notes will have the option to convert the notes into series F preferred stock if the notes have not been automatically converted in an initial public offering or we have not repaid the notes and interest. The series E-2 and F preferred stock have the same dividend preferences and voting rights as our other series of preferred stock. Each of these series is convertible into common stock, at the holder’s option. Each series’ conversion rate has anti-dilution protection if we issue equity securities at prices less than the original price, except for the units offered by this prospectus, and for stock splits, stock dividends and other similar transactions. If a conversion rate is increased, we may be required to record a charge to income. If we liquidate, dissolve or wind-up our business, whether voluntarily or involuntarily, after we pay our debts and other liabilities, the holders of the series E-2 and F preferred stock will be entitled to receive from our remaining net assets, before any distribution to the holders of our common stock and on a pro rata basis with the holders of our other series of preferred stock, an amount equal to the original price.

Unit Warrants

The warrants will be issued separate from, and not attached to, the common stock offered by this prospectus and may be immediately transferred separately from the common stock. The warrants will be issued in registered form under, governed by and subject to the terms of a warrant agreement between Corporate Stock Transfer, Denver, Colorado, as the warrant agent, and us. The following statements are brief summaries of provisions of the warrant agreement. Copies of the warrant agreement may be obtained from us or Corporate Stock Transfer, Denver, Colorado and have been filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part.

We have authorized the issuance of warrants to purchase a maximum of 385,000 shares of our common stock and have reserved an equivalent number of shares of common stock for issuance upon exercise of the warrants. No fractional shares will be issued upon the exercise of the warrants. We will pay cash instead of fractional shares.

Each warrant entitles the holder to purchase, at any time, one share of our common stock at an exercise price equal to 200% of the per share offering price, until the fifth anniversary of the date of this prospectus. The right to exercise the warrants will terminate at the close of business on the fifth anniversary of the date of this prospectus. The warrants contain provisions that protect the holders against dilution by adjustment of the exercise price in certain events, including stock dividends, stock splits, reclassifications or mergers. A warrantholder will not possess any rights as a shareholder. Shares of common stock, when issued upon the exercise of the warrants, will be fully paid and non-assessable.

We may redeem some or all of the warrants at a call price of $.25 per warrant upon 45 days prior written notice if the closing high bid quotation of our common stock on the over-the-counter electronic bulletin board has been at least 150% higher than the warrant exercise price for at least 20 consecutive trading days within 10 days preceding the mailing of the notice of redemption.

At any time when the warrants are exercisable, we are required to have a current registration statement on file with the Securities and Exchange Commission and to make appropriate qualifications under the laws and regulations of the states in which the holders of the warrants reside in order to comply with applicable laws for the exercise of the warrants and the resale of the common stock issued upon the exercise. So long as the warrants are outstanding, we have agreed to file all post-effective amendments to the registration statement containing this prospectus required to be filed under the Securities Act of 1933, as amended, and to take appropriate action under federal law and the securities law of the states where the warrants are initially offered to permit the issuance and resale of the common stock issuable upon exercise of the warrants. However, we cannot assure you that we will be in a position to take these actions under the federal and applicable state securities laws, and if we fail to take these actions, the exercise of the warrants and the resale or other disposition of the common stock issued upon the exercise will be unlawful. We may amend the terms of the warrants, but only by extending the termination date or lowering the exercise price thereof. We have no present intention of amending these terms.

Stock Options and Warrants

We have outstanding options to purchase 185,910 shares of our common stock under our 1998 Stock Option Plan, of which 144,252 shares are covered by incentive stock options and 41,658 shares are covered by non-qualified stock options. In addition, we have non-plan warrants outstanding to purchase 16,416 shares of our common stock.

2001 and 2002 Convertible Promissory Notes

Between August and December 2001, we issued to various lenders convertible promissory notes in the aggregate principal amount of $482,500. Between March and May 2002, we issued to various lenders convertible promissory notes in the aggregate amount of $857,421. As of March 31, 2002, our balance sheet reflected principal and accrued interest under the notes of $529,090, which excludes an unamortized discount of $237,425. Both the 2001 and the 2002 promissory notes bear interest at an annual rate of 15%. The promissory notes automatically convert to common stock at the time of a closing of an initial public offering of at least $500,000 of our common stock, at conversion prices of $11.90 for the 2001 promissory notes and $2.975 for the 2002 promissory notes. The 2001 promissory notes are convertible, at the holder’s option after December 31, 2002, into shares of our series E-2 preferred stock if the notes have not been automatically converted in an initial public offering or we have not repaid the notes and interest; the 2002 promissory notes are convertible, at the holder’s option after December 31, 2002, into shares of our series F preferred stock if the notes have not been automatically converted in an initial public offering or we have not repaid the notes and interest. Each conversion price is subject to anti-dilution protection if we issue our securities at prices less than the conversion price for the notes and for stock splits, stock dividends and other similar transactions. If the conversion price is adjusted, we may record additional charges to income.

Transfer Agent

The transfer agent for our common stock and the warrant agent for our warrants is Corporate Stock Transfer, Denver, Colorado.

SHARES AVAILABLE FOR FUTURE SALE

We currently have 206,325 shares of common stock outstanding, of which 38,533 are restricted shares under the Securities Act of 1933. At the time of the sale of the minimum units, an additional 785, 807 shares of common stock (not including any shares sold in this offering) will be issued upon automatic conversion of preferred stock and convertible promissory notes and related accrued interest, of which 510,862 will be restricted shares. None of these restricted shares may be sold in the open market until 90 days after the date of this prospectus, at which time 185,466 shares will become eligible for sale under Rule 144. In addition to restrictions imposed by the Securities Act of 1933, 322,224 shares (including 233,985 shares issuable upon the conversion of preferred stock and convertible promissory notes and belated accrued interest at the time of the sale of the minimum units) held by directors, executive officers and five percent shareholders are subject to lock-up agreements with the underwriter which provide that their respective shares cannot be publicly offered for sale absent the underwriter’s prior consent prior to six months from the date of this prospectus. The underwriter has advised us that it has no general policy with respect to the release of shares prior to the end of the lock-up period and has no present intention to waive or modify any of these restrictions.

In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, including an affiliate of Pelion, who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the common stock is quoted on Nasdaq, the average weekly trading volume during the four calendar weeks preceding the date upon which notice of the sale is filed with the SEC, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned restricted shares for at least two years is entitled to sell these shares under Rule 144 without regard to any of the requirements described above.

There has been no market for the common stock prior to this offering. We cannot predict what effect, if any, that either sales of restricted common stock or its availability for sale will have from time to time on then prevailing market prices. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect the market price for our common stock and could impair our ability to raise capital through the sale of our equity securities.

UNDERWRITING

Subject to the terms and conditions contained in the underwriting agreement (which is an exhibit to the registration statement containing this prospectus), Bathgate Capital Partners LLC, the underwriter, has agreed to offer and sell the units on our behalf, on a “best efforts, 85,000 unit minimum basis, 350,000 unit maximum” basis, at the offering price on the cover page of this prospectus. The underwriter has agreed to offer and sell the units on our behalf for a period of 60 days following the date of this prospectus subject to extension for up to an additional 60 days at the election of the underwriter and us.

The underwriter may offer the units through selected dealers at the offering price set forth on the cover page of this prospectus. The underwriter may also, in its discretion, pay other brokers or dealers a portion of these commissions as may be usual and customary.

As compensation for the underwriter’s services in the offering, we have agreed to pay the underwriter a cash commission equal to 10% of the price of each unit sold by the underwriter. In addition we have agreed to pay the underwriter a nonaccountable expense allowance equal to three percent of the offering price of the units. Our agreement with the underwriter also provides that we will pay all expenses in connection with qualifying the units for sale under the laws of those states as the underwriter may designate and the costs of review by the National Association of Securities Dealers, Inc. of the underwriting arrangements between the underwriter and us. We have advanced $7,500 to the underwriter. If this offering is not completed, the underwriter will retain this advance.

We have agreed to sell to the underwriter or its assigns, for a total purchase price of $100, a warrant to purchase up to 10% of the shares of common stock sold in this offering at an exercise price equal to 120% of the per share offering price and an option to purchase up to 10% of the warrants sold in this offering at an exercise price of $0.05. These underwriter’s warrants and options may be exercised in whole or in part commencing 12 months after the date of this prospectus and will expire five years after the date of this prospectus. The underwriter’s warrants and options contain anti-dilution provisions providing for appropriate adjustments on the occurrence of certain events and contain customary demand and participatory registration rights, and contain cashless exercise provisions (which allow the holder to exercise the option or warrant by surrendering a portion of the shares or warrants underlying it instead of paying cash).

The underwriter is serving as our consultant for purposes of soliciting the exercise of warrants attached to the units. It will receive 5% of the aggregate exercise price we receive from exercised warrants.

Prior to this offering, there has been no public market for the common stock or the warrants. The offering price has been arbitrarily determined by negotiations between the underwriter and us. In determining the offering price, the underwriter and us considered such factors as our growth since incorporation, the industry in which we operate, our recent developments, prospects, financial condition and management, the general condition of the securities market at the time of the offering, and the demand for securities of comparable companies. The offering price, however, should not be considered as an indication of the actual value of the common stock or warrants, or our assets, book value or net worth.

The agreement with the underwriter provides for reciprocal indemnification between us, the underwriter and its controlling persons against certain civil liabilities on connection with the registration statement and this prospectus, including liabilities under the Securities Act of 1933, as amended.

The underwriter does not intend to confirm sales to any accounts over which it has discretionary authority.

Our officers, directors and holders of more than five percent with our common stock have agreed not to sell or otherwise transfer any additional shares of common stock for six months from the date of this prospectus, without the prior written consent of the underwriter. We have agreed not to sell or otherwise dispose any securities without the prior written consent of the underwriter, except for shares issued upon the exercise and options, warrants or other convertible securities outstanding on the date of this prospectus.

The closing of this offering is subject to certain additional terms and conditions set forth in the agreement with the underwriter, including the right of the underwriter to terminate the offering under certain conditions and circumstances.

Proceeds from subscriptions for the units will initially be deposited with Guaranty bank, Denver, Colorado, acting as the escrow agent, under an escrow agreement between us, the underwriter and the escrow agent. The escrow agent will hold the funds until the earlier of: (i) the date upon which it has received $510,000 (the gross proceeds from the sale of the minimum number (85,000) of units offered); or (ii) 60 days after the date of this prospectus, or if we and the underwriter have extended this offering, until the extended date, no later than the 120th day after the date of this prospectus. In the event that 85,000 units are not sold within this period (as extended, if applicable), the proceeds from the sale of the units offered herby will be refunded promptly to the subscribers therefor in full, without interest or deduction.

LEGAL MATTERS

The validity of the issuance of the shares and the warrants comprising the units offered hereby will be passed upon for Pelion by Gray, Plant, Mooty, Mooty & Bennett, P.A., Minneapolis, Minnesota. Lindley S. Branson, a principal of Gray, Plant, Mooty, Mooty & Bennett, P.A., holds 7,352 shares of our series B preferred stock and $16,582 principal amount of our convertible promissory notes, both of which will automatically convert into an aggregate of 13,147 shares of common stock at the time of the sale of the minimum units. In addition, Mr. Branson holds an option to purchase 2,942 shares of common stock at an exercise price of $1.02 per share. Certain legal matters will be passed upon for the underwriter by Neuman & Drennen, LLC, Denver, Colorado. David H. Drennen, a member of Neuman & Drennen, LLC, holds 588 shares of our series B preferred stock and $3,413 principal amount of our convertible promissory notes, both of which will automatically convert into an aggregate of 1,785 shares of common stock at the time of the sale of the minimum units.

EXPERTS

The financial statements appearing in this prospectus have been audited by Hein + Associates LLP, Denver, Colorado, independent certified public accountants, to the extent and for the periods indicated in their report appearing in this prospectus, and have been included in this prospectus in reliance upon the report given upon the authority of this firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C., 20549, and inspected at the SEC’s regional offices at Suite 1400, 500 West Madison Street, Chicago, Illinois, 60661. Copies of these materials can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street N.W., Washington, D.C., 20549, at prescribed rates. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information regarding us at http: //www.sec.gov.

We have filed with the SEC a registration statement on form SB-2 under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This prospectus omits certain information included in the registration statement. For further information about us and our securities, reference is made to the registration statement and to the exhibits filed as part of it or otherwise incorporated in it. Each summary in this prospectus of information included in the registration statement or any exhibit is qualified in its entirety by this reference to the information or exhibit.

INDEMNIFICATION AND LIMITATION OF LIABILITY

As permitted by the Colorado Business Corporation Act, our articles of incorporation, as amended, eliminate, with certain exceptions, the personal liability of our directors to us and our shareholders for monetary damages as a result of a breach of fiduciary duty. This provision makes it more difficult to assert a claim and obtain damages from a director in the event of a breach of fiduciary duty. The Colorado Business Corporation Act provides that a corporation has the power to: (i) indemnify directors, officers, employees and agents of the corporation against judgments, fines and amounts paid in settlement in connection with suits, actions and proceedings and against certain expenses incurred by these parties if specified standards of conduct are met and (ii) purchase and maintain insurance on behalf of any of these persons against liabilities incurred by them in these capacities. Our articles of incorporation also provide for indemnification of our officers, directors, agents and employees against expenses or liability reasonably incurred by them in any action, suit or proceeding in which they are made parties by reason of being or having been one of our officers, directors, agents or employees, to the full extent required or permitted by Colorado law.

We have been informed that, in the opinion of the Securities and Exchange Commission, indemnification on behalf of our officers, directors or other persons controlling us for liabilities under the Securities Act of 1933, as amended, is against public policy as expressed in the act and is unenforceable.

INDEPENDENT AUDITOR’S REPORT

Board of Directors
Pelion Systems, Inc.
Lafayette, Colorado

We have audited the accompanying balance sheet of Pelion Systems, Inc. (the “Company”) as of December 31, 2001, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pelion Systems, Inc. as of December 31, 2001, and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HEIN + ASSOCIATES LLP

Denver, Colorado
April 10, 2002

PELION SYSTEMS, INC.

BALANCE SHEET

	March 31, 2002	December 31, 2001
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and equivalents	$—	$23,871
Trade receivables	155,937	102,077
Prepaid expenses and other	12,500	8,500

Total current assets	168,437	134,448

SOFTWARE DEVELOPMENT, net of accumulated amortization of $13,489 (unaudited) and $11,778	127,849	129,560
PROPERTY AND EQUIPMENT, net	91,384	120,793
OTHER ASSETS	103,684	103,505

TOTAL ASSETS	$491,354	$488,306

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Current maturities of capital leases	$5,698	$5,523
Note payable, related party	35,000	—
Convertible notes:
Related party	320,353	289,937
Other	172,841	157,727
Accrued interest on convertible notes
Related party	26,375	13,356
Other	13,991	5,894
Accounts payable and accrued expenses	473,492	391,139
Deferred revenue	276,275	134,575

Total current liabilities	1,324,025	998,151

CAPITAL LEASES, net of current portion	21,376	39,980
STOCKHOLDERS’ DEFICIT:
Preferred stock, no par value; 10,900,000 shares authorized	—	—
Series A preferred stock, 27,915 shares issued and outstanding, liquidation preference of $71,195.	71,195	71,195
Series B preferred stock, 148,226 shares issued and outstanding, liquidation preference of $705,676.	705,676	705,676
Series C preferred stock, 112,331 shares issued and outstanding, liquidation preference of $955,000.	830,996	830,996
Series D preferred stock, 70,852 shares issued and outstanding, liquidation preference of $1,506,073.	1,358,342	1,358,342
Series E preferred stock, 87,296 and 83,157 (unaudited) shares issued and outstanding, liquidation preference of $1,039,000 (unaudited) and $989,500	1,006,896	957,397
Series E-2 preferred stock, no shares issued and outstanding	—	—
Series F preferred stock, no shares issued and outstanding	—	—
Common stock, no par value; 15,500,000 shares authorized, 203,386 and 191,293 shares issued and outstanding	618,030	523,087
Additional paid-in capital (based on warrants and beneficial conversion feature)	287,310	39,191
Accumulated deficit	(5,732,492)	(5,035,709)

Total stockholders’ deficit	(854,047)	(549,825)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$491,354	$488,306

See accompanying notes to these consolidated financial sstatements.

PELION SYSTEMS, INC.

STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2002	2001	2001	2000
	(unaudited)
NET REVENUE:
Consulting and educational services	$—	$93,995	$329,354	$87,632
Software sales	—	—	—	—
Maintenance revenue	—	—	—	—

Total revenue	—	93,995	329,354	87,632
COST OF SALES	—	27,244	154,301	36,853

GROSS PROFIT	—	66,751	175,053	50,779

OPERATING EXPENSES:
Sales and marketing	131,118	185,396	658,528	559,001
General and administrative	152,584	230,784	710,681	678,287
Operations	148,156	113,570	446,416	169,131
Stock-based compensation	71,007	56,587	196,424	171,880
Research and development	123,176	171,833	458,301	584,877

Total operating expenses	626,041	758,170	2,470,350	2,163,176

OPERATING LOSS	(626,041)	(691,419)	(2,295,297)	(2,112,397)

OTHER INCOME (EXPENSE):
Other income	—	525	3,638	15
Interest income	181	3,315	7,201	24,844
Interest expense	(70,923)	(2,290)	(32,949)	(2,100)

	(70,742)	1,550	(22,110)	22,759

NET LOSS	$(696,783)	$(689,869)	$(2,317,407)	$(2,089,638)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(3.58)	$(3.96)	$(12.64)	$(12.32)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	194,480	174,216	183,324	169,632

See accompanying notes to these consolidated financial statements.

PELION SYSTEMS, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
AND FOR THE THREE MONTHS ENDED MARCH 31, 2002 (unaudited)

	Series A through F Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
BALANCE, January 1, 2000	253,804	$1,455,113	177,286	$103,544	$—	$(628,664)	$929,993
Proceeds from exercise of options	—	—	13,678	19,250	—	—	19,250
Repurchase of common stock	—	—	(5,556)	(5,667)	—	—	(5,667)
Proceeds from the sale of preferred stock, net of offering costs of $217,478	94,991	1,511,095	—	—	—	—	1,511,095
Attribution of compensation under stock options and warrants:
Employee	—	—	—	59,230	—	—	59,230
Non-employee	—	—	—	112,650	—	—	112,650
Net loss	—	—	—	—	—	(2,089,638)	(2,089,638)

BALANCE, December 31, 2000	348,795	2,966,208	185,408	289,007	—	(2,718,302)	536,913
Fair value of warrants issued for debt discount	—	—	—	—	39,191	—	39,191
Proceeds from exercise of options	—	—	24,415	80,995	—	—	80,995
Common stock surrendered in settlement of loan receivable	—	—	(11,764)	(32,939)	—	—	(32,939)
Repurchase of common stock	—	—	(6,766)	(10,400)	—	—	(10,400)
Proceeds from the sale of preferred stock, net of offering costs of $32,104	93,686	957,397	—	—	—	—	957,397
Attribution of compensation under stock options and warrants:
Employee	—	—	—	105,229	—	—	105,229
Non-employee	—	—	—	91,195	—	—	91,195
Net loss	—	—	—	—	—	(2,317,407)	(2,317,407)

BALANCE, December 31, 2001	442,481	3,923,605	191,293	523,087	39,191	(5,035,709)	(549,826)
Proceeds from exercise of options (unaudited)	—	—	12,093	23,937	—	—	23,937
Proceeds from the sale of preferred stock, net of offering costs of $0 (unaudited)	4,139	49,500	—	—	—	—	49,500
Attribution of compensation under stock options and warrants:
Employee (unaudited)	—	—	—	61,015	—	—	61,015
Non-employee (unaudited)	—	—	—	9,991	—	—	9,991
Discount on convertible notes due to beneficial conversion feature (unaudited)	—	—	—	—	248,119	—	248,119
Net loss (unaudited)	—	—	—	—	—	(696,783)	(696,783)

BALANCE, March 31, 2002 (unaudited)	446,620	$3,973,105	203,386	$618,030	$287,310	$(5,732,492)	$(854,047)

See accompanying notes to these consolidated financial statements.

PELION SYSTEMS, INC.

STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2002	2001	2001	2000
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(696,783)	$(689,869)	$(2,317,407)	$(2,089,638)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock options granted for compensation and other services	71,006	56,587	196,424	171,880
Depreciation expense	31,119	16,678	89,108	56,023
Amortization of discount on convertible notes	45,530	—	4,355	—
Bad debt expense	—	—	—	20,000
Changes in operating assets and liabilities, net of effects of acquisitions:
Decrease (increase) in:
Trade receivables	(53,860)	37,283	(17,542)	(104,535)
Other accounts receivable	(1,000)	(460)	(1,904)	704
Deferred revenue	141,700	(1,885)	107,460	27,115
Prepaid expenses and other	(3,179)	10,884	3,821	(104,970)
Increase (decrease) in:
Accounts payable and accrued expenses	103,470	90,262	307,592	(5,656)

Net cash used in operating activities	(361,997)	(480,520)	(1,628,093)	(2,029,077)

CASH FLOWS FROM INVESTING ACTIVITIES:
Software development costs	—	—	(141,338)	—
Purchase of property and equipment	—	(9,211)	(20,993)	(148,738)
Issuance of notes receivable	—	(5,000)	(12,500)	(41,367)
Payments on notes receivable	—	—	5,000	12,716
Other	—	12,165	16,100	—

Net cash used in investing activities	—	(2,046)	(153,731)	(177,389)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of common stock	—	(10,400)	(10,400)	(5,667)
Proceeds from exercise of common stock options	23,937	97,500	80,995	19,250
Proceeds from issuance of preferred stock, net	49,500	257,500	957,397	1,511,095
Proceeds from issuance of notes payable	283,119	—	482,500	—
Repayment of notes payable	(18,430)	(2,602)	(11,553)	(2,378)

Net cash provided by financing activities	338,126	341,998	1,498,939	1,522,300

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(23,871)	(140,568)	(282,885)	(684,166)
CASH AND EQUIVALENTS, beginning of year	23,871	306,756	306,756	990,922

CASH AND EQUIVALENTS, end of year	$—	$166,188	$23,871	$306,756

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash payments for interest	$4,276	$1,546	$16,779	$2,099

Cash payments for taxes	$—	$—	$—	$—

NON-CASH TRANSACTIONS:
Purchase of fixed assets through capital leases	$—	$—	$23,850	$35,584

Payments on Notes receivable through forfeiture of common stock	$—	$—	$32,939	$—

Fair value of warrants issued for debt discount	$—	$—	$39,191	$—

Discount on convertible notes due to beneficial conversion feature	$248,119	$—	$—	$—

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)

1.	SIGNIFICANT ACCOUNTING POLICIES:

Nature of Business Operations – Pelion Systems, Inc. (the “Company”) is engaged in the development and marketing of lean flow manufacturing software and related services for manufacturing entities. The Company’s principal products are Collaborative Flow Manufacturing™ software tools.

Use of Estimates – The preparation of the Company’s financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The actual results could differ from those estimates.

The Company’s financial statements are based on a number of estimates, including the allowance for doubtful accounts, the selection of estimated useful lives of intangible assets and property and equipment, and realization of long-lived assets. It is reasonably possible that estimates will change in the forthcoming year and such revisions could be material.

Cash Equivalents – The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment – Property and equipment is stated at cost. Depreciation is computed principally by the straight–line method over the following estimated useful lives:

Years
Demonstration equipment	3
Machinery and equipment	3-7
Furniture and fixtures	3-7

Expenditures for maintenance and repairs which do not materially extend the useful lives of property and equipment are charged to earnings. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts with the resulting gain or loss reflected in earnings.

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)

Leasehold improvements are amortized over the lesser of the life of the lease or the estimated useful life of the improvement.

	March 31, 2002	December 31, 2001
	(unaudited)
Property and Equipment:
Computer and office equipment	$188,231	$188,231
Furniture and fixtures	39,885	39,885
Leasehold improvements	25,193	25,193

	253,309	253,309
Less accumulated depreciation and amortization	(161,925)	(132,516)

Property and equipment, net	$91,384	$120,793

Depreciation expense for the three months ended March 31, 2002 and 2001 and for the years ended December 31, 2001 and 2000 is $31,119, $16,678, $89,108 and $56,023, respectively. Property and equipment and related accumulated depreciation under capital leases at December 31, 2001 is $35,584 and $8,255, respectively.

Software Development Costs – The Company capitalizes costs of producing software to be sold, leased, or otherwise marketed, incurred subsequent to establishing technological feasibility in accordance with Statement of Financial Accounting Standards No. 86.

Amortization of capitalized software development costs is computed on a product-by-product basis. The annual amortization is the greater of the amount computed using the ratio of current gross revenue for a product to the total of current and anticipated future gross revenue for that product or the straight-line method, not to exceed three years. In addition, management periodically compares the unamortized capitalized costs for each product to the net realizable value of that product. If the unamortized capitalized costs exceed the net realizable value, the excess will be charged to operations.

The total amount of software development costs capitalized for the three months ended March 31, 2002 and 2001 and for the years ended December 31, 2001 and 2000 was $0, $0, $141,338, and $0, respectively.

The total amount charged to expense in the statements of operations for amortization of capitalized software costs was $13,489, $0, $11,778 and $0 for the three months ended March 31, 2002 and 2001 and for the years ended December 31, 2001 and 2000, respectively, and is included in cost of sales.

Costs incurred in researching, designing and planning for the development of new software are classified as research and development expenses and are charged to operations as incurred.

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)

Revenue Recognition – Revenue from the sale of the Company’s proprietary software is recognized in accordance with SOP 97-2. Under SOP 97-2, for software sales agreements requiring multiple deliverables from the Company, revenue is allocated to each deliverable, including post contract support, based on vendor specific objective evidence (VSOE) of fair value. The allocated revenue from the sale of the Company’s software is then recognized when the software is delivered and the Company has substantially performed all material obligations relating to the sale agreement and collectibility is deemed probable by management. The allocated revenue from post contract support is recognized ratably over the contractual period or as the services are performed.

As the Company has not established VSOE of fair value for the multiple deliverables (including future delivery of specified software modules, post contract support and unspecified future enhancements) under its software sales agreements, all revenue has been deferred until all modules of the software have been delivered. As of March 31, 2002 and December 31, 2001, the Company has deferred revenues of $276,275 and $134,575, respectively. Upon final delivery of the software modules, all of the revenue from the sales agreements will be recognized ratably over the contractual term of the post contract support unless VSOE is established prior to the completion of that term, in which case the revenue allocated to the software will be recognized at that time.

Costs for maintenance and customer support are charged to expense when the related revenue is recognized or when those costs are incurred, whichever occurs first.

Consulting and service revenues are recognized as services are performed.

Impairment of Long-Lived Assets – Management of the Company assesses impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. If the net carrying value exceeds the net cash flows, then impairment will be recognized to reduce the carrying value to the estimated fair value.

Research and Development – Research and development costs are charged to operations in the period incurred.

Advertising – The Company expenses advertising costs as incurred. There were no advertising costs charged to operations for the years ended December 31, 2001 and 2000, respectively.

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)

Earnings Per Share – Net loss per common share is presented in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share. SFAS No. 128 replaces the presentation of primary and fully diluted earnings per share (EPS), with a presentation of basic EPS and diluted EPS. Under SFAS No. 128, basic EPS excludes dilution for potential common shares and is computed by dividing the net income or loss by the weighted average number of common shares outstanding for the year. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. As of December 31, 2001 and 2000, the Company had options, warrants, convertible debt and preferred stock equivalent to 781,666 and 506,768 shares of common stock, respectively, which represents the Company’s potential dilutive securities. All potential dilutive securities are antidilutive as a result of the Company’s net loss for the years ended December 31, 2001 and 2000. Accordingly, basic and diluted EPS are the same for each year.

Income Taxes – The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates.

Stock-Based Compensation – The Company accounts for stock-based compensation for employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options granted to employees is measured as the excess, if any, of the quoted market price of the Company’s common stock at the measurement date (generally, the date of grant) over the amount an employee must pay to acquire the stock.

In October 1995, the Financial Accounting Standards Board issued a new statement titled Accounting for Stock-Based Compensation (SFAS No. 123). SFAS No. 123 requires that options, warrants, and similar instruments which are granted to non-employees for goods and services be recorded at fair value on the grant date. Fair value is generally determined under an option pricing model using the criteria set forth in SFAS No. 123. The Company did not adopt SFAS No. 123 to account for stock-based compensation for employees but is subject to the pro forma disclosure requirements.

Interim Financial Information – The accompanying interim financial information for the period ended March 31, 2002 and 2001 has been taken from the Company’s books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) necessary to properly reflect the financial position and results of operations of the Company for the periods presented.

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)

Impact of Recently Issued Accounting Pronouncements – In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statements of Financial Accounting Standards No. 141 “Business Combinations” (“SFAS 141”) and No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for under the purchase method. For all business combinations for which the date of acquisition is after June 30, 2001, SFAS 141 also establishes specific criteria for the recognition of intangible assets separately from goodwill and requires unallocated negative goodwill to be written off immediately as an extraordinary gain, rather than deferred and amortized. SFAS 142 changes the accounting for goodwill and other intangible assets after an acquisition. The most significant changes made by SFAS 142 are: 1) goodwill and intangible assets with indefinite lives will no longer be amortized; 2) goodwill and intangible assets with indefinite lives must be tested for impairment at least annually; and 3) the amortization period for intangible assets with finite lives will no longer be limited to forty years. The Company does not believe that the adoption of these statements will have a material effect on its financial position, results of operations, or cash flows.

In June 2001, the FASB also approved for issuance SFAS 143 “Asset Retirement Obligations.” SFAS 143 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including (1) the timing of the liability recognition, (2) initial measurement of the liability, (3) allocation of asset retirement cost to expense, (4) subsequent measurement of the liability and (5) financial statement disclosures. SFAS 143 requires that an asset retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. The Company will adopt the statement effective no later than January 1, 2003, as required. The transition adjustment resulting from the adoption of SFAS 143 will be reported as a cumulative effect of a change in accounting principle. The Company does not believe that the adoption of this statement will have a material effect on its financial position, results of operations or cash flow.

In October 2001, the FASB also approved SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 replaces SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The new accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of APB Opinion No. 30, Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, for the disposal of segments of a business. Statement 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. Statement 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of Statement 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. The Company does not believe that the adoption of this statement will have a material effect on its financial position, results of operations or cash flow.

In April 2002, the FASB also approved SFAS 145, Rescission of FASB No. 4, 44 and 64, Amendment of FASB 13, and Technical Corrections. This statement clarifies, updates and simplifies existing accounting pronouncements related to gain and losses on extinguishments of debt and lease modifications, among other items. The Company does not believe that the adoption of this statement will have a material effect on its financial position, results of operations or cash flow.

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)

2.	LIQUIDITY:

For the years ended December 31, 2001 and 2000, the Company had net losses of $2,317,408 and $2,089,638, respectively. The Company has generated insignificant revenues from consulting and educational services. During fiscal 2001, the Company began shipping software to its customers and as a result, has recorded deferred revenue of $276,275 and $134,575 as of March 31, 2002 and December 31, 2001, respectively. The Company funded its prior operations and development of software primarily through the sale of convertible preferred stock and debt. The Company’s future viability depends on successfully raising additional debt and equity capital and ultimately generating revenue from the sale of its software and achieving profitable operations. Subsequent to March 31, 2002, the Company sold additional convertible debt totaling $609,302 and is currently in the process of raising a minimum of $500,000 through an initial public offering. If the Company is successful in amending its articles of incorporation through shareholder approval on June 18, 2002 and completing a public offering of a minimum of $500,000 by December 31, 2002, then all outstanding preferred stock held and convertible debt, along with related accrued interest, will automatically convert into common stock of the Company. There can be no assurances that any of these initiatives will be successful or provide adequate liquidity for the Company. However, if the Company is unsuccessful in these matters, it will affect the Company’s ability to continue operations as a going concern. The financial statements do not include adjustments that might result from the outcome of these uncertainties.

3.	NOTES PAYABLE AND CONVERTIBLE DEBENTURES:

At March 31, 2002 and December 31, 2001, long-term debt consists of the following:

	March 31,	December 31,
	2002	2001
	(unaudited)
2001 convertible notes payable ($482,500, less unamortized discount of $20,321 and $34,836, respectively):	$462,179	$447,664
Interest at 15%; due on either (i) June 30, 2002 if the shareholders of the Company fail to take the actions contemplated by the Note Purchase Agreement or (ii) March 22, 2003. The notes are automatically convertible into shares of the Company’s common stock at an effective conversion rate of $11.90 per share if the Company completes an initial public offering of the Company’s securities in which the gross proceeds are at least $500,000 by December 31, 2002; or the notes are convertible at the option of the holders into shares of the Company’s Series E-2 preferred stock at a conversion price of $11.90 per share after December 31, 2002. The notes were issued with warrants that currently allow the holders to purchase 10,136 shares of Series E-2 preferred stock at an exercise price of $11.90. Each share of Series E-2 preferred stock is convertible into one share of common stock. The warrants were valued at $39,191, which was recorded as a discount to the notes payable and is being amortized over the life of the notes. The underlying preferred stock and warrants associated with these debentures have a price protection feature, such that if the Company issues any preferred stock at a

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)
	March 31,	December 31,
	2002	2001
	(unaudited)

price (the “Price”) less than $11.90, then the conversion price of the underlying Series E–2 preferred stock and the warrant exercise price will be adjusted pro-rata. As a result, if the 2002 convertible notes are ultimately converted to preferred stock, then the conversion price and warrant exercise price will be adjusted to $2.975. Subsequent to December 31, 2001, 10,136 warrants, representing all outstanding warrants, were forfeited for the right to purchase 2002 convertible notes payable (see below).

2002 convertible notes payable ($248,119, less unamortized discount of $217,104 and $0, respectively):	31,015	—
Interest at 15%; due on either (i) June 30, 2002 if the shareholders of the Company fail to take the actions contemplated by the Note Purchase Agreement or (ii) March 22, 2003. The notes are automatically convertible into shares of the Company’s common stock at a conversion rate of $2.975 per share if the Company completes an initial public offering of the Company’s securities in which the gross proceeds are at least $500,000 by December 31, 2002. The notes are convertible at the option of the holders into shares of the Company’s Series F preferred stock at a conversion price of $2.975 per share after December 31, 2002. Each share of the Series F preferred stock is convertible into one share of common stock. The notes contain a beneficial conversion feature, which was originally recorded as a discount to the notes payable in the amount of $248,119 and is being amortized over the life of the notes. Subsequent to March 31, 2002, additional notes in the amount of $609,302 were sold.

Note payable, related party. Payable on demand, interest at 15%.	35,000	—

Capital leases payable, interest ranging from 11.42% to 27.46%, due September 2001, collateralized by equipment, payable in monthly installments aggregating $1,661.	27,074	45,503

Total notes payable	555,268	493,167
Less current maturities	(533,892)	(453,187)

Notes payable, less current maturities	$21,376	$39,980

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)

As of December 31, 2001, aggregate maturities of convertible debt, notes payable and capital leases are as follows:

Year Ending December 31,
2002	$488,023
2003	22,448
2004	8,705
2005	8,827

Total payments	528,003
Less discount	(34,836)

Balance	$493,167

4.	STOCKHOLDERS’ EQUITY:

Reverse Stock Split – The Company has requested shareholder approval for a 17 for 1 reverse common and preferred stock split at a shareholders’ meeting scheduled for June 18, 2002. The Company believes that shareholder approval is probable. Accordingly, all common and preferred stock reflected in the accompanying financial statements and notes reflect the reverse split.

Preferred Stock – The Board of Directors has authority to divide the class of the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series as permitted by the Company’s Articles of Incorporation at the time of designation. The Board of Directors has authorized the issuance of Series A through Series E-2 preferred stock, and is obligated under the 2001 and 2002 convertible promissory notes to designate Series F preferred stock at the time it has sufficient capital stock. All currently issued preferred stock have no stated dividend rate, and holders of the preferred stock are only entitled to receive dividends when declared by the Board of Directors.

In 1998, 1999, and 2000, the Company issued 359,324 shares of newly designated Series A through D preferred stock (“Series A-D Preferred”). Holders of Series A-D Preferred are entitled to receive dividends when and as declared by the board of directors, in preference to holders of common stock. Each share of the Series A-D Preferred is initially convertible, at the option of the shareholder, into one share of common stock subject to adjustments for certain events, including stock splits, stock dividends or other similar transactions. In conjunction with the sale of the Series C and D preferred stock, warrants for the purchase of 15,882 and 10,631 shares of preferred stock, respectively, were issued to the underwriters. The warrants for the Series C preferred stock and Series D preferred stock have an exercise price of $8.50 and $21.25, respectively, and expire in 2004 and 2005, respectively. On June 18, 2002, the Company’s Articles of Incorporation are expected to be amended by a vote of the shareholders such that each share of Series A-D Preferred is automatically converted into common stock upon the closing of an initial public offering of the Company’s securities in which the gross proceeds are at least $500,000. Each share of Series A-D Preferred may participate in all shareholder votes on an “as-if” converted basis. The Series A-D preferred stock is not mandatorily redeemable by the shareholders.

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)

In 2001 and 2002, the Company issued 87,296 shares of newly designated Series E preferred stock (“Series E Preferred”) for $1,039,000 or $11.90 per share. In conjunction with the sale of the 2001 Convertible Notes, the Company approved the issuance of designated Series E-2 preferred stock (“Series E-2 Preferred”). As of March 31, 2002, no shares Series E-2 preferred stock have been issued. Holders of Series E Preferred and Series E-2 Preferred are entitled to receive dividends when and as declared by the board of directors, in preference to holders of common stock. Each share of the Series E Preferred and Series E-2 Preferred is initially convertible, at the option of the shareholder, into one share of common stock subject to adjustments for certain events, including stock splits, stock dividends or other similar transactions. The Series E Preferred was issued with warrants (the “Warrants”) that allow the holders to purchase 79,684 shares of Series E Preferred at an exercise price of $11.90 per share. The Series E Preferred, the Series E-2 Preferred and the warrants have a price protection feature, such that if the Company sells common stock or securities exercisable on convertible into common stock at a price (the Price) less than $11.90 per share, then the conversion price of the Series E Preferred, the Series E-2 Preferred and the Warrant exercise price will be adjusted pro-rata. However, the price protection feature related to Series E Preferred and Series E-2 Preferred will not be triggered by the initial public offering (see Note 8), the issuance of the 2002 convertible notes or the automatic conversion of the notes in the initial public offering. If the holders of the 2002 Convertible Notes convert these notes to Series F preferred stock after December 31, 2002, then the conversion price of the Series E Preferred and Series E–2 Preferred and the exercise price of the warrants would be adjusted to $2.975. Subject to shareholder approval on June 18, 2002 of an Amendment to the Articles of Incorporation, each share of Series E will automatically convert to one share of common stock if the Company completes a public offering of at least $500,000 by December 31, 2002. During the three months ended March 31, 2002, 39,989 of the warrants were forfeited for the right to purchase 2002 convertible notes payable (see Note 3). Subsequent to March 31, 2002, an additional 46,985 warrants were forfeited for the right to purchase 2002 convertible notes payable (see Note 3). Each share of Series E Preferred and Series E-2 Preferred may participate in all shareholder votes on an “as-if” converted basis. The Series E Preferred and Series E-2 Preferred are not mandatorily redeemable by the shareholders.

The following table summarizes the issuances of Series A through Series E preferred stock:

Series	Price Per Share	Proceeds	Number of Preferred Shares and Equivalent Shares of Common stock
Series A preferred stock	$2.55	$71,195	27,915
Series B preferred stock	4.76	705,676	148,226
Series C preferred stock	8.50	955,000	112,331
Series D preferred stock	21.25	1,506,073	70,852
Series E preferred stock	11.90	1,039,000	(*) 87,296

		$4,276,944	446,620

(*)	Assumes automatic conversion as a result of a public offering of at least $500,000 by December 31, 2002.

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)

The Company is obligated to designate Series F preferred stock (“Series F Preferred”) at the time it has sufficient authorized shares of capital stock to do so. Holders of the Company’s 2002 convertible promissory notes will be able to convert the notes into shares of Series F preferred stock at a conversion price of $2.975 after December 31, 2002 (the “Original Value”). Series F Preferred will be entitled to receive dividends when and as declared by the board of directors, in preference to holders of common stock. Each share of the Series F Preferred will be initially convertible, at the option of the shareholder, into one share of common stock subject to adjustments for certain events, including stock splits, stock dividends or other similar transactions, and if the Company issues securities at a price less than the Original Value. Each share of Series F Preferred will participate in all shareholder votes on an “as-if” converted basis. The Series F preferred stock will not be mandatorily redeemable by the shareholders.

Stock Option Plan – The Company has a 1998 Stock Option Plan (the Plan) under which incentive and non-qualified stock options may be granted to officers, directors, employees, and consultants. Incentive stock options are required to have an exercise price which is not less than the fair market value of the stock at the date of grant. Under the plan which was approved by stockholders on December 9, 1998, an aggregate of 176,471 shares were reserved for issuance pursuant to the terms of the plan and subsequently amended to 205,883 and to be amended to 329,412 on June 18, 2002. The maximum term is 10 years for options granted under the plan. Activity in the Plan for the years ended December 31, 2001 and 2000 is as follows:

	Number of Shares	Weighted Average Exercise Price Per Share
Outstanding, January 1, 2000	88,050	$1.02
Granted	61,206	4.40
Exercised	(12,500)	1.38
Canceled	(25,531)	1.53

Outstanding, December 31, 2000	111,225	2.72
Granted	130,657	2.08
Exercised	(31,909)	3.74
Canceled	(29,415)	3.35

Outstanding, December 31, 2001	180,558	1.97
Granted	1,412	2.98
Exercised	(12,089)	1.98
Canceled	(3,065)	4.47

Outstanding, March 31, 2002	166,816	$1.94

As of December 31, 2001, the Plan had exceeded the number of shares authorized. As is discussed above, the Plan is being amended and the options available for future grant, assuming amendment, will be approximately 50,400.

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)

As of December 31, 2001, a total of 82,277 options with a weighted average exercise price of $1.73 under the Plan are vested. If not previously exercised, options outstanding at December 31, 2001, will expire as follows:

Year Ending December 31,	Number of Shares	Weighted Average Exercise Price
2004	14,723	$1.02
2005	55,618	2.31
2006	110,217	1.93

	180,558	$1.97

During the years ended December 31, 2001 and 2000, the Company recognized compensation expense of $196,423 and $171,880, respectively, related to stock options.

Warrants – The Company has also granted warrants to consultants, underwriters, and convertible debt and preferred stock holders. Most of the warrants are for the purchase of preferred stock, which in turn are convertible into common stock. The following table reflects the expected ultimate conversion into common stock:

	Warrants Exercisable Into Shares of Preferred Stock*	Weighted Average Exercise Price	Equivalent Number of Shares of Common Stock	Weighted Average Exercise or Conversion Price Per Common Share
Outstanding, January 1, 2000	—	$—	7,940	$3.15
Granted	26,513	13.60	29,455	13.95
Canceled	—	—	—	—
Exercised	—	—	(1,176)	1.70

Outstanding, December 31, 2000	26,513	13.60	36,219	11.98
Granted	87,763	11.90	87,763	11.90
Canceled	—	—	(5,882)	3.40
Exercised	—	—	—	—
Expired	—	—	—	—

Outstanding, December 31, 2001	114,276	12.30	118,100	$12.35
Granted	2,059	11.90	2,059	11.90
Canceled	(39,990)	11.90	(39,990)	11.90
Exercised	—	—	—	—
Expired	—	—	—	—

Outstanding, March 31, 2002	76,345	$12.49	80,169	$12.56

*	Underlying preferred shares are convertible to common stock.

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)

If not previously exercised, warrants expire as follows:

Year Ending December 31,	Preferred Stock and Equivalent Number of Common Shares	Weighted Average Exercise Price
2002	882	$3.40
2003	2,941	17.00
2004	101,103	11.37
2005	13,174	19.45

	118,100	$12.35

At December 31, 2001, all warrants are vested.

The fair value of warrants and options granted to non-employees in 2001 and 2000 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

Expected volatility	100%
Risk-free interest rate	6.63% – 4.49%
Expected dividends	0.0%
Expected terms (in years)	1 to 3

Pro Forma Stock-Based Compensation Disclosures – The Company applies APB Opinion 25 and related interpretations in accounting for stock options which are granted to employees. Accordingly, compensation cost is recognized only for grants of options to employees if the exercise prices were less than the market value of the Company’s common stock on the measurement dates. Had compensation cost been determined based on the fair value at the measurement dates consistent with the method of SFAS No. 123, the Company’s net loss and loss per share would have been changed to the pro forma amounts indicated below.

	Years Ended December 31,
	2001	2000
Net loss:
As reported	$2,317,407	$2,089,638
Pro forma	2,422,636	2,148,868
Net loss per common share:
As reported	$(12.64)	$(12.32)
Pro forma	(13.22)	(12.67)

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)

For purposes of the above pro forma amounts, the weighted average fair value of options granted to employees for the years ended December 31, 2001 and 2000 was $4.08 and $5.61, respectively. The fair value of each employee option granted in 2001 and 2000 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

Expected volatility	100%
Risk-free interest rate	4.39 – 4.96%
Expected dividends	0%
Expected terms (in years)	1-3

5.	INCOME TAXES:

The Company’s actual effective tax rate differs from U.S. Federal corporate income tax rate of 34% as follows for the fiscal years ended:

	December 31,
	2001	2000
Statutory rate	(34.0)%	(34.0)%
State income taxes, net of Federal income tax benefit	(3.3)%	(3.3)%
Increase (reduction) in valuation allowance related to of net operating loss carryforwards and change in temporary differences	37.3%	37.3%

	0%	0%

The amounts that give rise to the net deferred tax asset at December 31, 2001, are as follows:

Net operating loss carryforwards	$1,633,000
Compensation expense related to stock options	97,000
Other	56,000

Total Deferred Tax Assets	1,786,000
Valuation Allowance	(1,786,000)

$—

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)

Management has determined that a valuation allowance equal to the deferred tax assets is required since it is more likely than not that the benefits of these assets will not be realized. The valuation allowance increased by approximately $811,000 and $748,000 during the years ended December 31, 2001 and 2000, respectively.

At December 31, 2001, the Company has approximately $4,400,000 of net operating loss carryforwards, which expire in varying amounts from 2019 through 2021. Usage of the net operating loss carryforwards may be limited by Section 382 of the Internal Revenue Code.

6. RELATED PARTIES:

The Company has management consulting agreements with several of its directors. During the three months ended March 31, 2002 and 2001 and the years ended December 31, 2001 and 2000, the Company paid these directors $11,000, $16,000, $55,000 and $78,000, respectively, for these consulting services. Also during the three months ended March 31, 2002 and 2001 and the years ended December 31, 2001 and 2000, the Company granted 0, 0, 6,040, and 0 options to these directors, valued at $0, $0, $18,480 and $0, respectively, for their services. The Company is currently paying two directors $2,500 per month each for consulting services.

7. COMMITMENTS AND CONTINGENCIES:

Operating Leases–The Company conducts its operations from leased facilities. The terms of the facilities leases require the Company to pay all maintenance, utilities, property taxes and insurance. Rent expense has been recorded on a straight-line basis over the life of the lease. Following is a schedule of future minimum commitments under operating leases having an initial or remaining term of more than one year.

Years Ending December 31,
2002	$152,400
2003	146,393
2004	148,400
2005	63,577

$510,770

Total rent expense was $142,304 and $112,692 for the years ended December 31, 2001 and 2000, respectively.

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)

Contingencies – The Company may from time to time be involved in various claims, lawsuits, disputes with third parties, actions involving allegations of discrimination, or breach of contract incidental to the operations of its business. Currently, the only contingency that the Company is aware of involves a breach of contract suit filed by a vendor of the Company seeking damages of approximately $60,000, plus attorney’s fees and court costs. The Company has filed a counterclaim against the vendor seeking damages of $80,000, plus attorney’s fees and court costs. The Company denies any breach of contract and plans to vigorously defend itself against the vendor’s suit. No estimate of the likelihood of unfavorable outcome or range of potential loss is available, and therefore, no loss has been accrued.

8. SUBSEQUENT EVENTS:

Subsequent to March 31, 2002, the Company issued an additional $609,302 of 2002 convertible notes (see Note 3). Subsequent to March 31, 2002, warrants for the purchase of 60,803 shares of Series C, D, E and E-2 preferred stock and 2,941 shares of common stock were forfeited for the right to purchase $363,225 of 2002 convertible notes. (As a result of the forfeitures warrants to purchase 15,533 shares of preferred stock and 883 shares of common stock remain.) (See Notes 3 and 4.)

The Company entered into a letter of intent with an investment broker to sell units for a minimum of $500,000 and a maximum of an estimated $2,275,000 in an initial public offering. Each unit will consist of one share of common stock and one common stock purchase warrant. The warrants will allow the holder to purchase one share of common stock at an exercise price of 200% of the offering price for a period of five years after the date of the offering. The Company may redeem some or all of the outstanding warrants on 45 days prior written notice at a redemption price of $.25 per warrant, provided that the closing high bid price of the Company’s common stock has exceeded the exercise price of the warrants by 150% for at last 20 consecutive trading days within 10 days preceding the mailing of the notice of redemption. If the initial public offering is completed by December 31, 2002, for a minimum of $500,000, then the following table represents the common stock, the convertible debt and preferred stock and interest accrued on the convertible debt through May 31, 2002 that will automatically convert to common stock upon completion of the initial public offering.

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)

	Common Stock and Common Stock Equivalents	$ Amount Converted to Common Stock
Common stock outstanding at March 31, 2002	203,386	$	N/A
Common stock issued from April 1, 2002 to May 31, 2002	2,939		N/A
Series A through E preferred stock, net of offering costs	446,620		3,973,105
2001 convertible notes	40,546		482,500
2002 convertible notes (issued prior to March 31, 2002)	83,401		248,119
2002 convertible notes (issued subsequent to March 31, 2002)	204,807		609,302
Accrued interest*	10,433		67,535

	992,132		$5,380,561

* The accrued interest calculated through May 31, 2002 related to the 2001 and 2002 convertible note will also automatically convert to common stock and has been included in the above table.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this document.

Until [25 days from the date of this prospectus], all dealers effecting transactions in the common stock or warrants, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Maximum of 350,000 units
Minimum of 85,000 units

PELION SYSTEMS, INC.

Each unit consists of one share of
common stock
and
one redeemable common stock
purchase warrant

PROSPECTUS

BATHGATE CAPITAL
PARTNERS LLC

______________, 2002

PART II
INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 24. Indemnification of Officers and Directors

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Sections 7-109-101 through 7-109-110 of the Colorado Corporation Code provide as follows:

7-109-101.    Definitions. As used in this article:

(1)
“Corporation” includes any domestic or foreign entity that is a predecessor of a corporation by reason of a merger or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

(2)
“Director” means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan. A director is considered to be serving an employee benefit plan at the corporation’s request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. “Director” includes, unless the context requires otherwise, the estate or personal representative of a director.

(3)	“Expenses” includes counsel fees.

(4)
“Liability” means the obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses.

(5)
“Official capacity” means, when used with respect to a director, the office of director in a corporation and, when used with respect to a person other than a director as contemplated in section 7-109-107, the office in a corporation held by the officer or the employment, fiduciary, or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation. “Official capacity” does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

(6)	“Party” includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

(7)	“Proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

7-109-102.     Authority to indemnify directors.

(1)
Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

(a)	The person conducted himself or herself in good faith; and

(b)	The person reasonable believed:

(I)	In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation’s best interests; and

(II)	In all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and

(c)	In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

(2)
A director’s conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director’s conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

(3)
The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

(4)	A corporation may not indemnify a director under this section:

(a)	In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

(b)
In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

(5)	Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

7-109-103.     Mandatory indemnification of directors. Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

7-109-104.     Advance of expenses to directors.

(1)	A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

(a)	The director furnishes to the corporation a written affirmation of the director’s good faith belief that he or she has met the standard of conduct described in section 7-109-102;

(b)
The director furnishes to the corporation a written undertaking, executed personally or on the director’s behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

(c)	A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

(2)
The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

(3)	Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.

7-109-105.     Court-ordered indemnification of directors.

(1)
Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

(a)
If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director’s reasonable expenses incurred to obtain court-ordered indemnification.

(b)
If it determines that the director is fairly and reasonable entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102 (1) or was adjudged liable in the circumstances described in section 7-109-102 (4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102 (4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

7-109-106.     Determination and authorization of indemnification of directors.

(1)
A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104 (1) (a) and (1) (b) are received and the determination required by section 7-109-104 (1) (c) has been made.

(2)	The determinations required by subsection (1) of this section shall be made:

(a)
By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

(b)
If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

(3)
If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1) of this section shall be made:

(a)
By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

(b)	By the shareholders.

(4)
Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

7-109-107.    Indemnification of officers, employees, fiduciaries, and agents.

(1)	Unless otherwise provided in the articles of incorporation:

(a)
An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

(b)	A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

(c)
A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

7-109-108.     Insurance. A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

7-109-109.     Limitation of indemnification of directors.

(1)
A provision treating a corporation’s indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the article of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

(2)
Sections 7-109-101 to 7-109-108 do not limit a corporation’s power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

7-109-110.     Notice to shareholder of indemnification of director. If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders’ meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

b.     Article VI of the Registrant’s Bylaws provide that the corporation shall indemnify each director and officer, and may indemnify any employee or agent of the corporation, and heirs, executors and administrators, against expenses reasonably incurred or any amounts paid in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee or agent of the corporation to the extent permitted by the law as recited above in subparagraph (a).

c.     Article IX of the Registrant’s Articles of Incorporation provides, in part:

“There shall be no personal liability, either direct or indirect, of any director of the Corporation to the Corporation or to its shareholders for monetary damages for any breach or breaches of fiduciary duty as a director.”

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth our various expenses in connection with the sale and distribution of the common stock and warrants being registered.

Securities and Exchange Commission fee	$685.56
NASD filing fee	727.50
Printing and Edgar expenses*	10,000.00
Accounting fees and expenses*	15,000.00
Legal fees and expenses*	60,000.00
Blue sky fees and expenses*	10,000.00
Transfer agent and escrow agent expenses*	2,500.00
Miscellaneous*	6,086.94

TOTAL	$105,000.00

* Estimated amount.

Item 26. Recent Sales of Unregistered Securities

During the past three years the Registrant has sold the following securities pursuant to exemptions from registration under the Securities Act of 1933, as amended:

1.        In May 1999, the Registrant issued a warrant to purchase 2,942 shares of common stock at an exercise price of $17 per share to its landlord, as partial consideration for its office space lease.

2.        Between July 1999 and November 2001, the Registrant issued an aggregate of 79,702 shares of common stock to 13 investors upon the exercise of common stock purchase warrants and options, for an aggregate purchase price of $166,473.

3.        Between July 1999 and October 1999, the Registrant issued an aggregate of 119,090 shares of series B preferred stock to 37 investors, for an aggregate purchase price of $566,961.

4.        Between December 1999 and September 2001, the Registrant issued an aggregate of 112,331 shares of series C preferred stock to 37 investors, for an aggregate purchase price of $955,000, and issued a warrant to purchase 15,882 shares of series C preferred stock, at an exercise price of $8.50 per share, to Bathgate McColley Capital Group, LLC, a licensed broker-dealer as a commission. The Registrant also paid a cash commission of $90,000 and a non-accountable expense allowance of $27,000 to such broker-dealer.

5.        Between July 2000 and September 2000, the Registrant issued an aggregate of 70,852 shares of series D preferred stock to 45 investors, for an aggregate purchase price of $1,506,073, and issued a warrant to purchase 10,631 shares of series D preferred stock, at an exercise price of $21.25 per share, to Bathgate McColley Capital Group, LLC, a licensed broker-dealer as a commission. The Registrant also paid a cash commission of $100,241.15 and a non-accountable expense allowance of $39,182.19 to such broker-dealer.

6.        Between September 2000 and February 2001, the Registrant issued an aggregate of 11,152 shares of series A preferred stock to three investors, for an aggregate purchase price of $28,445.

7.        Between March 2001 and February 2002, the Registrant issued an aggregate of 87,296 shares of series E preferred stock, together with warrants to purchase an aggregate of 79,684 shares of series E preferred stock at an exercise price of $11.90 per share, to 21 investors, for an aggregate purchase price of $1,039,000.

8.        Between August 2001 and December 2001, the Registrant issued convertible promissory notes in the an aggregate principal amount of $482,500 to eight investors, together with warrants to purchase an aggregate of 10,137 shares of series E-2 preferred stock at an exercise price of $11.90 per share.

9.        Between March 2002 and May 2002, the Registrant issued convertible promissory notes in the an aggregate principal amount of $857,421 to 36 investors. As partial consideration for the convertible promissory notes, the investors surrendered warrants to purchase: (i) an aggregate of 2,942 shares of common stock; (ii) an aggregate of 4,883 shares of series C preferred stock; (iii) an aggregate of 8,936 shares of series D preferred stock; (iv) an aggregate of 76,839 shares of series E preferred stock; and (v) an aggregate of 10,137 shares of series E-2 preferred stock.

The purchasers of the securities described above acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the securities may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an exemption from such registration requirements. The Registrant has placed stop transfer instructions with its transfer agent with respect to all such securities. No underwriting commissions or discounts were paid with respect to the sales of the unregistered securities described above. The securities described above were issued or sold pursuant to provisions of the Registrant’s Articles of Incorporation and were exempted from registration under the Securities Act of 1933, as amended, in reliance upon Section 4(2) as transactions by the issuer not involving a public offering and Regulation D. The Registrant believes that no more than three non-accredited investors purchased such securities.

Item 27. Exhibits

Exhibit Number	Description
1.1	Draft of Underwriting Agreement
1.2	Draft of Master Selected Dealer Agreement
1.3	Draft of Proceeds Escrow Agreement
1.4	Underwriter’s Warrant Agreement (with form of warrants attached)*
1.5	Form of Lock-Up Agreement*
3.1	Amended and Restated Articles of Incorporation of Pelion Systems, Inc.
3.2	Amended Bylaws of Pelion Systems, Inc.
4.1	Specimen Stock Certificate*
4.2	Specimen Redeemable Common Stock Purchase Warrant*
4.3	Warrant Agreement between Pelion Systems, Inc. and Corporate Stock Transfer*
5.1	Opinion of Counsel
10.1	Amended and Restated 1998 Stock Option Plan
10.2	Lease Agreement between Pelion Systems, Inc. and 1455 Dixon, LLC
23.1	Consent of Hein + Associates LLP
23.2	Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (included in Exhibit 5.1)
24.1	Powers of Attorney (included in Signature Page)

* To be filed by amendment.

Item 28. Undertakings

The undersigned Registrant hereby undertakes:

1.        To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

a.    Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.    Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

c.    Include any additional or changed material information on the plan of distribution.

2.        That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.        To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5.        In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Lafayette, State of Colorado, on June 11, 2002.

PELION SYSTEMS, INC.

By   /s/ Thomas Plunkett

Thomas Plunkett, Chief Executive Officer

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas Plunkett, Robert M. Geller and Dean A. Leffingwell and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full powers and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 11th day of June, 2002, by the following persons in the capacities indicated:

Signature	Position

/s/ Thomas Plunkett Thomas Plunkett	Director, Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer

/s/ Dean A. Leffingwell Dean A. Leffingwell	Director

/s/ Robert M. Geller Robert M. Geller	Director

/s/ R. David Garwood R. David Garwood	Director

/s/ Bob R. Perry Bob R. Perry	Director

John Micek, III	Director

Pelion Systems, Inc.
Index to Exhibits

Exhibit Number	Description
1.1	Draft of Underwriting Agreement
1.2	Draft of Master Selected Dealer Agreement
1.3	Draft of Proceeds Escrow Agreement
1.4	Underwriter’s Warrant Agreement (with form of warrants attached)*
1.5	Form of Lock-Up Agreement*
3.1	Amended and Restated Articles of Incorporation of Pelion Systems, Inc.
3.2	Amended Bylaws of Pelion Systems, Inc.
4.1	Specimen Stock Certificate*
4.2	Specimen Redeemable Common Stock Purchase Warrant*
4.3	Warrant Agreement between Pelion Systems, Inc. and Corporate Stock Transfer*
5.1	Opinion of Counsel
10.1	Amended and Restated 1998 Stock Option Plan
10.2	Lease Agreement between Pelion Systems, Inc. and 1455 Dixon, LLC
23.1	Consent of Hein + Associates LLP
23.2	Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (included in Exhibit 5.1)
24.1	Powers of Attorney (included in Signature Page)

* To be filed by amendment.